ACXIOM CORPORATION

601 E. Third Street

Little Rock, Arkansas 72201

501.252.1000

www.acxiom.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 19, 2009

Please join us for the 2009 Annual Meeting of Stockholders of Acxiom Corporation (the “Company”). The meeting will be held on August 19, 2009, at 10:00 a.m. CDT at the Acxiom River Market Building, 601 E. Third Street, Little Rock, Arkansas for the following purposes:

1.	To elect as directors the four nominees named in the attached proxy statement for a three-year term expiring in 2012.

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accountant for fiscal 2010.

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

This year, we will be taking advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, for the first time, we are mailing a notice of availability of the proxy materials over the Internet, rather than a full paper set of the proxy materials, to many of our stockholders. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of the proxy materials. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Proxy Statement. Only holders of the Company’s common stock of record at the close of business on June 22, 2009 are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Catherine L. Hughes

Catherine L. Hughes

Corporate Governance Officer & Secretary

Little Rock, Arkansas

July 2, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Company's Proxy Statement and Annual Report on Form 10-K for fiscal year 2009 are available electronically at http://www.edocumentview.com/ACX.

Your vote is important. Whether or not you plan to attend the meeting, please vote by signing and dating the accompanying proxy card and returning it in the enclosed envelope, or by voting on the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card or voting instruction card.

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QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:

The board of directors of Acxiom Corporation, a Delaware corporation (sometimes referred to as the “Company” or “Acxiom”), is providing these proxy materials for you in connection with Acxiom’s 2009 Annual Meeting of Stockholders, which will take place on August 19, 2009. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What should I do now?

A:	Please read this proxy statement carefully and then vote your shares promptly by telephone, by Internet, or by signing, dating and returning the enclosed proxy card.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the impact of the annual meeting on the environment.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	view the Company’s proxy materials for the annual meeting on the Internet; and

•	instruct the Company to send future proxy materials to you electronically by email.
The Company’s proxy materials are also available on the “Investor Relations” section of our website at
www.acxiom.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	What proposals will be voted on at the annual meeting?

A:

There are two proposals to be voted on at the annual meeting. The first item is the election of directors. The board of directors of Acxiom has nominated existing directors Michael J. Durham, Ann Die Hasselmo, William J. Henderson and John A. Meyer for re-election to the board. The directors will serve for three-year terms or until their respective successors are elected and qualified.

The second voting item is the ratification of the audit committee’s selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accountant for fiscal 2010.

Any action related to these proposals may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Other than the election of directors and the ratification of KPMG as the Company’s independent registered public accountant for fiscal 2010, we are not aware of any other proposals that have been properly brought before the meeting. In the event that other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment.

Q:	How does the board recommend I vote on the proposals?

A:

The board recommends a vote FOR the re-election of the four nominees to serve on the board of directors and FOR the ratification of KPMG as the Company’s independent registered public accountant for fiscal 2010.

Q:	Who can vote?

A:

If you owned any shares of Acxiom common stock at the close of business on June 22, 2009, the record date for the annual meeting, you are entitled to vote the shares of Acxiom common stock owned as of that date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a stockbroker or bank or shares purchased through Acxiom’s Retirement Savings Plan and/or stock purchase plan.

Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner in street name”?

A:

Most Acxiom stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Acxiom’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent directly to you by Acxiom. As the “stockholder of record,” you have the right to grant your voting proxy directly to Acxiom or to vote in person at the meeting. Acxiom is providing a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee which is effectively considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares. Your broker or nominee has provided a voting instruction form for you to use to direct the voting of your shares.

Q:	Can I vote my shares without attending the meeting?

A:

Whether you hold shares directly as the stockholder of record, beneficially in street name, or as a participant in Acxiom’s Retirement Savings Plan, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee, or, for shares held in Acxiom’s Retirement Savings Plan, the plan trustee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or voting instruction form.

BY INTERNET - If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE - You may also submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL - You may submit your proxy by mail by signing, dating and returning your proxy card or voting instruction form in the postage-paid envelope provided. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted as your board of directors recommends.

Please note that if you are a participant in Acxiom’s 401(k) Retirement Savings Plan, you must submit your vote to the Plan’s trustee no later than August 12, 2009 in order to allow sufficient time for your vote to be tabulated by the trustee.

Q:	How can I vote my shares in person at the meeting?

A:

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you are a beneficial owner holding in street name, you must provide a proxy from the record holder of your shares in order to vote your shares in person at the meeting. Due to the tabulation requirements of the plan administrator, participants in Acxiom’s 401(k) Retirement Savings Plan may not vote their shares in person at the meeting.

The annual meeting is scheduled to begin at 10:00 a.m., local time, and check in will begin at 9:30 a.m., local time.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO VOTE BY INTERNET OR TELEPHONE, OR SUBMIT YOUR PROXY CARD AS DESCRIBED ABOVE, SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

Q:	Can I change my vote?

A:

You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may change your vote by signing and returning a proxy bearing a later date or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or nominee in accordance with the instructions on your voting instruction form.

Q:	How many shares can I vote?

A:

You may vote all of the shares of common stock you hold as of the record date. Each share of common stock is entitled to one vote. As of June 22, 2009, our record date, 78,825,599 shares of common stock were issued and outstanding and eligible to vote. A list of our stockholders will be available for review at our principal offices, 601 E. Third Street, Little Rock, Arkansas 72201, for at least 10 days prior to the 2009 Annual Meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Investor Services will count the votes and will act as the inspector of the election.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:

If your shares are registered differently, or if they are in more than one account, you may receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title on the proxy card.

Q:	What vote is required to pass an item of business?

A:

A majority of the holders of our outstanding common stock must be present in person or represented by proxy to hold the meeting. A majority of the votes cast at the annual meeting is required to elect directors and to ratify the selection of KPMG as the Company’s independent registered public accountant for fiscal 2010.

Q:	Who can help answer my questions?

A:	If you have any questions about the annual meeting or how to vote your shares, please contact:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

212-616-2180 (collect)

212-616-2180 (International)

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Acxiom Corporation (referred to as “the Company” or “Acxiom”) to be used at its 2009 Annual Meeting of Stockholders to be held on August 19, 2009, and at any postponement or adjournment thereof. Shares represented by properly executed proxies will be voted at the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. Any proxy may be revoked at any time if it has not already been exercised.

This proxy statement is being mailed to stockholders beginning on July 2, 2009.

The close of business on June 22, 2009, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 78,825,599 shares of common stock. On all matters to be acted upon at the meeting, each share of common stock is entitled to one vote per share. Except as provided below, the presence, in person or by proxy, of holders of shares of common stock having a majority of the votes entitled to be cast at the meeting shall generally constitute a quorum.

VOTING PROCEDURES

Election of Directors. Article III, Section 2(b) of the Company’s bylaws provides that in an uncontested election for directors each director will be elected by the vote of a majority of the votes cast at the meeting, either in person or by proxy. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In an election in which the number of nominees exceeds the number of directors to be elected (a contested election), the directors will be elected by the vote of a plurality of the votes cast at the meeting, either in person or by proxy. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. In this case, the board of directors has established procedures under which any nominee who fails to receive a majority of the votes cast will tender his or her resignation to the board. The board will act upon a tendered resignation within ninety days of the date on which the election results were certified and will promptly make public disclosure of the results of its actions. If the board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board may fill the resulting vacancy on the board. To fill a vacancy on the board, the governance/nominating committee of the board will identify and recommend the new director candidate to the full board in accordance with its policies and procedures. To be elected to the board, the new candidate must be approved by the affirmative vote of the remaining directors then in office.

Ratification of KPMG. Ratification of KPMG as the Company’s independent registered public accountant for fiscal 2010 requires an affirmative vote of the majority of shares of common stock present or represented at the meeting and entitled to vote. If the stockholders fail to ratify this appointment, the audit committee will reconsider whether to retain KPMG and may retain that firm or another firm without resubmitting the matter to our stockholders.

Abstentions and Broker Non-Votes. A stockholder who abstains from voting on any or all proposals, also known as an “abstention,” will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will have no impact on the proposals contained in this proxy statement because they are not considered votes cast for voting purposes. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. In those instances, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder's shares may not be voted on those matters and a broker non-vote will occur. Because brokers or nominees may vote on both proposals contained in this proxy statement without specific voting instructions from the beneficial owner, no broker non-votes will occur with respect to the voting on either of these proposals at the annual meeting.

ELECTION OF DIRECTORS

(Proposal No. 1 of the Proxy Card)

The Acxiom board of directors currently consists of ten members divided into three classes. Michael J. Durham, Ann Die Hasselmo, William J. Henderson and John A. Meyer, currently members of the class whose term expires in 2009, are the board’s nominees for election at the 2009 Annual Meeting, for terms ending at the 2012 Annual Meeting of Stockholders or at such time as their respective successors are duly elected and qualified. The other current directors are Mary L. Good, Stephen M. Patterson and Kevin M. Twomey, whose terms expire at the 2010 Annual Meeting or at such time as their respective successors are duly elected and qualified, and William T. Dillard II, Thomas F. McLarty, III and R. Halsey Wise, whose terms expire at the 2011 Annual Meeting or at such time as their respective successors are duly elected and qualified. Unless otherwise directed, the individuals named in the accompanying form of proxy will vote that proxy for the election of the nominees, with each to hold office for a term of three years until the 2012 Annual Meeting or until their respective successors are duly elected and qualified. In case a nominee is unable to serve, the persons named in the form of proxy may vote for another nominee of their choice. For each nominee and each director who will continue to serve after the annual meeting, there follows a brief listing of his/her principal occupations for at least the past five years, other major affiliations, year first elected to the board, age, and educational background.

Nominees for Director

Michael J. Durham

Year First Elected – 2006

Age – 58

Mr. Durham, non-executive chairman of the Acxiom board of directors, is president and chief executive officer of Cognizant Associates, Inc., a consulting firm based in Dallas, Texas, which he founded in 2000. During the 20 years prior to forming Cognizant Associates, Mr. Durham served at various times as president and chief executive officer of Sabre, Inc.; as senior vice president and treasurer of AMR; and as senior vice president of finance and chief financial officer of American Airlines. He also held various other positions within the finance area at AMR. Mr. Durham currently serves as the non-executive chairman of the board of Asbury Automotive Group, Inc. (NYSE: ABG) and as a director and audit committee member of Hertz Global Holdings, Inc. (NYSE: HTZ). He is also a director and audit committee member of Travel Ad Network and a director and chairman of the audit committees of Culligan International and SCI Solutions, all privately held companies. Mr. Durham serves on the board of visitors of the University Medical Center in Dallas and is a member of the University of Rochester Honorary Trustees’ Alumni Council. He holds a master’s degree in business administration from Cornell University and a bachelor’s degree in economics from the University of Rochester.

Ann Die Hasselmo, Ph.D.

Year First Elected – 1993

Age – 64

Dr. Hasselmo is president of the American Academic Leadership Institute – AALI (formerly Academic Search Consultation Service and the parent company of Academic Search, Inc.) in Washington, D.C. AALI is focused on leadership development for higher education and provides programs and grants that promote the success of college and university presidents and the institutions they serve. Prior to assuming her current position with AALI/Academic Search, Dr. Hasselmo was vice president and partner in A.T. Kearney, Inc.’s higher education practice. From 1992 - 2001, she served as president of Hendrix College in Conway, Arkansas. She served as a member of the board of visitors of Air University of the U.S. Air Force and as a member of the board of directors of the National Merit Scholarship Corporation. She is past chair of the board of directors for Educational and Institutional Insurance Administrators, the National Association of Independent Colleges and Universities, the National Collegiate Athletic Association (NCAA) Division III President’s Council, and the American Council on Education’s Council of Fellows. Her memberships have included the American Council on Education board, the Arkansas Repertory Theatre board and the NCAA Executive Committee. She formerly served as dean of H. Sophie Newcomb College and associate provost at Tulane University. Dr. Hasselmo graduated summa cum laude from

Lamar University, and holds a master’s degree from the University of Houston and a Ph.D. in counseling psychology from Texas A&M University.

William J. Henderson

Year First Elected – 2001

Age – 62

Mr. Henderson currently is the principal at Hold The Eye Images. In the past five years, he has served as chief executive officer of Bestline Research and as chief operations officer of Netflix Inc. (NASDAQ: NFLX), as well as working as a consultant. From 1998 until his retirement from the United States Postal Service (USPS) in 2001, Mr. Henderson was the 71st postmaster general and the fifth career employee to lead the world’s largest postal system. From 1994 until his appointment as postmaster general and chief executive officer of the USPS, he served as its chief operating officer. From 1992 to 1994, he served the USPS as vice president of employee relations, then became chief marketing officer and senior vice president. In addition to his service in Washington, D.C., he has served in postal management positions in Chicago, IL; Greensboro, NC; Memphis, TN; and Stockton, CA, among other locations. In 1997, Mr. Henderson received the USPS’ John Wanamaker Award, and in 1998 he received American University’s Roger W. Jones Award for Executive Leadership. In 1998, Mr. Henderson also received an honorary Mailing Excellence Award from the National Postal Forum for his work with the nation’s professional mailing industry. Mr. Henderson serves as a director of comScore Networks (NASDAQ: SCOR). He also serves on the advisory boards of the Committee for Economic Development and Nature’s Best magazine. He is a partner of Signature Systems and a fellow with the National Academy of Public Administration. Mr. Henderson holds a bachelor of science degree in industrial relations from the University of North Carolina at Chapel Hill and served in the U.S. Army.

John A. Meyer

Year First Elected – 2008

Age – 53

Mr. Meyer is the Company’s chief executive officer and president. Mr. Meyer joined the Company in February 2008. From 2003 - 2008 he was employed by Alcatel-Lucent, a global communications network firm as president of the Alcatel-Lucent Services Group, in which position he was responsible for more than $6 billion in annual revenue and the management of more than 20,000 people. The group he led designed, implemented and managed some of the most sophisticated communications networks in the world. Prior to joining Lucent, Mr. Meyer was employed for nearly 20 years at Electronic Data Systems Corporation (EDS), where he held a number of positions including head of the Northeast business in the United States and president of the Europe, Middle East and Africa region. He served in the U.S. Air Force from 1979 to 1983 as a flight commander, achieving the rank of captain. Mr. Meyer serves as chairman of the advisory board of the College of Information Sciences and Technology at Pennsylvania State University and serves on the executive board of the Direct Marketing Association. He is also a member of the board of directors of the Arkansas Arts Center. He holds an MBA in quantitative methods from the University of Missouri and a bachelor’s degree in management from Pennsylvania State University.

Directors – Terms Ending in 2010

Mary L. Good, Ph.D.

Year First Elected – 2004

Age – 78

Dr. Good is the dean of the Donaghey College of Engineering and Information Technology at the University of Arkansas at Little Rock and is the Donaghey University Professor. She is also a managing member for Fund for Arkansas, LLC and Stage 1 Diagnostics, and serves on the boards of Delta Trust & Bank and St. Vincent Infirmary. She has served previously on the boards of Biogen Idec, Inc. (NASDAQ: BIIB); IDEXX Laboratories, Inc. (NASDAQ: IDXX); Cincinnati Milacron, Inc.; and Ameritech, Inc. Previously, Dr. Good served for four years as the undersecretary for technology for the technology administration in the Department of Commerce in President Clinton's administration, while simultaneously chairing the National Science and Technology Council's Committee on Technological Innovation (NSTC/CTI) and serving on the National Science and Technology Council's

Committee on National Security. From 1988 - 1993, Dr. Good served as the senior vice president of technology at Allied Signal, Inc., where she was responsible for technology transfer, corporate research and commercialization support for new technologies. During the eight years prior to that time, she held the positions of president of Allied Signal's Engineered Material Research Center, president of Signal Research Center, Inc., and director of research for UOP, Inc. From 1954 - 1980, Dr. Good was a professor at both the University of New Orleans and at Louisiana State University, where she achieved that University’s highest professional rank, Boyd professor. She was appointed to the National Science Board by President Carter in 1980 and again by President Reagan in 1986. She served as chairman of that board until she was appointed in 1991 by President Bush to become a member of the President's Council of Advisors on Science and Technology (PCAST). Dr. Good is an elected member of the National Academy of Engineering, a past president of the American Chemical Society, and past president and a fellow of the American Association for the Advancement of Science. Dr. Good holds a bachelor’s degree in chemistry from the University of Central Arkansas, and M.S. and Ph.D. degrees in inorganic chemistry from the University of Arkansas. She has received numerous awards and honorary degrees from many colleges and universities, including most recently the College of William and Mary, Polytechnic University of New York, Louisiana State University and Michigan State University.

Stephen M. Patterson

Year First Elected – 2000

Age – 58

Mr. Patterson is the former chief executive officer, president and major stockholder of Leisure Arts, a publishing and direct mail company which was acquired by Time Warner in 1992. Mr. Patterson is currently president of Patterson Enterprises. Mr. Patterson served on the board of directors of Worthen Bank and its successor, Bank of America–Arkansas, for 12 years. Mr. Patterson holds a master’s degree in business administration and a bachelor’s degree in electrical engineering from Columbia University, as well as a bachelor’s degree in mathematics from Hendrix College.

Kevin M. Twomey

Year First Elected – 2007

Age – 62

Mr. Twomey was president of The St. Joe Company from 1999 until his retirement in 2006. He is currently a director and chairman of the audit committee of PartnerRe (NYSE: PRE), an international reinsurance company. He is a director of Prime Property Fund LLC, a privately held company organized as a REIT and managed on behalf of investors by Morgan Stanley. He previously served as a director of Doral Financial Corporation (NYSE: DRL) from 2007 – 2009, of Novelis from 2006 – 2007, and of Intergraph Corporation from 2004 – 2006. Prior to joining The St. Joe Company, Mr. Twomey was vice chairman of the board of directors and chief financial officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, he was chief financial officer at First Gibraltar Bank, a company owned by MacAndrews & Forbes Holdings. He serves on the board of trustees of the University of North Florida and is the chairman of the board trustees of the United Way of Northeast Florida. He holds master’s degrees from Duke University and The George Washington University and a bachelor’s degree from the University of Virginia.

Directors – Terms Ending in 2011

William T. Dillard II

Year First Elected – 1988

Age – 64

Mr. Dillard has served as a member of the Dillard’s, Inc. (NYSE: DDS) board of directors since 1968 and currently serves as the chairman of the board and chief executive officer of Dillard’s, Inc. of Little Rock, Arkansas, a chain of traditional department stores with approximately 320 retail outlets in 29 states.  In addition to Dillard’s, Inc., Mr. Dillard is also a director of Barnes & Noble, Inc. (NYSE: BKS), and serves on the J.P. Morgan Chase & Co. national advisory and Texas Regional advisory boards.  He served as the Company's lead independent director for two years.  He holds a master’s degree in business administration from Harvard University and a bachelor’s degree in the same field from the University of Arkansas.

Thomas F. McLarty, III

Year First Elected – 1999

Age – 63

Mr. McLarty is president of McLarty Associates, an international advisory firm, and chairman of the board of the McLarty Companies, a family-owned transportation business. He serves on the board of Union Pacific Corporation (NYSE: UNP), and he is a senior advisor to the law firm of Covington & Burling. Mr. McLarty served in the White House under President Clinton in several key positions including chief of staff, counselor to the president, and special envoy for the Americas, with over five years of service in the President’s Cabinet and on the National Economic Council. He was appointed to the National Petroleum Council and the National Council on Environmental Quality by President George H.W. Bush, and served on the St. Louis Federal Reserve Board from 1989 until joining the Clinton administration in 1992. Prior to his tenure in the White House, Mr. McLarty served as chairman of the board of Arkla, a Fortune 500 natural gas company. He began his business career with the McLarty Companies, where he helped build the business into one of the nation’s largest transportation companies. Mr. McLarty is a senior international fellow at the U.S. Chamber of Commerce and a member of the Council on Foreign Relations. He holds a bachelor’s degree in business administration from the University of Arkansas.

R. Halsey Wise

Year First Elected – 2006

Age – 44

Mr. Wise is chairman, chief executive officer and president of Intergraph Corporation, a leading global provider of spatial information management software. He has served since 2003 as a member of the Intergraph board of directors and in 2006 became a director of Intergraph Holding Company, Intergraph’s parent company. Prior to joining Intergraph, he served as chief executive officer, North America of Solution 6 Holdings, Ltd., one of Australia’s largest software companies and a global leader in the professional services automation (PSA) software market. Prior to that, Mr. Wise was president and chief operating officer of Computer Management Sciences, Inc. (NASDAQ:CMSX), an information technology software and services company that was later acquired by Computer Associates International (NYSE: CA). At Computer Associates, he was general manager, North America for Global Professional Services. Prior to that, Mr. Wise was an investment banker specializing in software and technology services with The Robinson-Humphrey Company. Mr. Wise holds a master’s degree in finance and marketing from the J. L. Kellogg Graduate School of Management at Northwestern University and a bachelor’s degree in history from the University of Virginia.

Board of Directors’ Recommendation

The board of directors recommends that the stockholders vote FOR the election of Dr. Hasselmo and Messrs. Durham, Henderson and Meyer as directors.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that Acxiom is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance principles, committee charters, codes of conduct and stock ownership guidelines are available on the Company’s website at www.acxiom.com, or you may request a printed copy of them by sending a written request to the Corporate Secretary at Acxiom Corporation, 601 E. Third Street, Little Rock, Arkansas, 72201. Acxiom’s management and the board of directors closely monitor corporate governance developments and will continue to evaluate their duties and responsibilities with the intention of complying with all applicable laws, rules and regulations.

Board and Committee Matters

Mr. Durham, an independent director, is the non-executive chairman of the board, and independent directors constitute a majority of the board. The board has determined that the following directors currently qualify as independent under the NASDAQ listing standards: Mr. Dillard, Mr. Durham, Dr. Good, Dr. Hasselmo, Mr. Henderson, Mr. Patterson, Mr. Twomey and Mr. Wise. In making these determinations, the board reviewed the directors’ relationships, if any, with Acxiom, and determined that there are no relationships which would impair any director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director. Additionally, the board has affirmatively determined that there are no other factors involving any of the independent directors which would interfere with their ability to exercise independent judgment in carrying out their responsibilities as directors. Among the relationships considered was the fact that from time to time the Company provides funds for research grants and charitable contributions to the University of Arkansas at Little Rock, at which institution Dr. Good serves as Dean of the College of Engineering and Information Technology. The committee also considered the contractual relationship between the Company and Dillard’s, Inc. as described in “Related-Party Transactions” on page 43.

Quarterly meetings of the board are held to review the Company’s financial performance and other significant developments and to act on matters requiring board approval. If issues arise which require the full board’s attention between regularly scheduled meetings, special meetings are called or action is taken via written consent. Time is allotted at the end of each board and committee meeting for the non-employee directors to meet in executive session outside the presence of management.

The board currently has five standing committees to assist it in the discharge of its responsibilities. All of the members of the audit, compensation and governance/nominating committees have been determined by the board to be independent under applicable NASDAQ listing standards. A description of each of the standing committees is set forth below:

Audit Committee

The members of the audit committee currently are Mr. Twomey (Chair), Dr. Hasselmo, Mr. Henderson and Mr. Patterson, each of whom is deemed independent under the NASDAQ listing standards and the rules of the Securities and Exchange Commission.

The audit committee assists the board in overseeing Acxiom’s financial statements and financial reporting process; disclosure controls and procedures; systems of internal accounting and financial controls; independent auditors’ engagement, performance, independence and qualifications; internal audit function; risk management; and legal, regulatory compliance and ethics programs as established by management and the board. The board has determined that Mr. Twomey and Mr. Patterson are “audit committee financial experts” as defined in the rules of the Securities and Exchange Commission. The committee’s charter is posted on the Company’s website.

Compensation Committee

The members of the compensation committee currently are Mr. Dillard (Chair), Dr. Good and Mr. Wise, each of whom is deemed independent under the NASDAQ listing standards.

The compensation committee assists the board in fulfilling its oversight responsibility related to the compensation programs, plans and awards for Acxiom’s executive officers, and it administers the Company’s equity-based compensation plans. The committee annually reviews and makes recommendations to the full board regarding the annual goals and objectives for the CEO and makes a recommendation to the full board regarding his compensation. The committee’s charter is posted on the Company’s website.

Finance Committee

The members of the finance committee currently are Mr. Wise (Chair), Mr. Dillard, Mr. McLarty and Mr. Twomey.

The finance committee monitors all major financial matters pertaining to the Company, assists the board in long-range financial planning, and makes recommendations regarding the Company’s capital and debt structure. It recommends and prioritizes capital and financial commitments, monitors related performance measurements, and reviews annual operating and capital budgets. It also reviews large capital and unbudgeted expenditures. Proposed acquisitions and divestitures are reviewed by the committee, and it makes recommendations regarding the Company’s hedging, dividend and tax policies. The committee’s charter is posted on the Company’s website.

Governance/Nominating Committee

The members of the governance/nominating committee currently are Dr. Hasselmo (Chair), Dr. Good, Mr. Henderson and Mr. Patterson, each of whom is deemed independent under the NASDAQ listing standards.

This committee is responsible for reviewing and recommending to the board the following: corporate governance principles; management succession plan; structure of board committees; compensation of directors; self-evaluation process for the board; ethics compliance programs; director orientation; and education programs. In addition, the committee is charged with reviewing and approving or disapproving any transaction required to be disclosed as a “related-party” transaction under applicable law, rules, or regulations, including the rules and regulations of the Securities and Exchange Commission. As provided in the committee’s charter, no related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company. The committee’s charter is posted on the Company’s website.

The committee is also responsible for screening and recommending qualified candidates to the board for membership, and for annually recommending to the board the nominees for director to be submitted for election at each annual meeting of stockholders. All nominations or appointments to the board are approved by the full board of directors. When formulating its membership recommendations, the committee considers any advice and recommendations offered by the CEO or by the stockholders. Committee members who are up for reelection recuse themselves from any discussion or votes regarding their own nominations.

The committee is responsible for assessing the appropriate balance of skills and characteristics required of board members. Nominees for director must meet the qualifications set forth in our corporate governance principles and the governance/nominating committee charter, copies of which are posted in the corporate governance section of our website. Among the various criteria for selection as a board member are the level of a potential candidate’s experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, willingness to devote adequate time to board duties, and a commitment to serve on the board for an extended period of time. Directors should possess the highest personal and professional ethics and values, and be committed to representing the long-term interests of the stockholders. They should have an objective perspective and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology.

Nominees must also comply with the board of directors’ code of business conduct and ethics, a copy of which is posted in the corporate governance section of our website. In accordance with the terms of the Company’s corporate governance principles, any nominees proposed by stockholders will be evaluated by the governance/nominating committee in the same manner as nominees proposed by other sources. To be considered by the governance/nominating committee, a stockholder nominee must be submitted to the corporate secretary at the address and within the timeframe specified under the section of the Proxy Statement entitled “Stockholder Proposals.”

Board Policy on Nominees Recommended by Security Holders. It is the policy of the board that representatives of institutional investors may be considered for board membership so long as the institution (a) does not own or control significant holdings (i.e., more than five percent of the total outstanding shares or other equity units) in businesses that are competitive with the Company; (b) fully discloses, on an ongoing basis, any currently existing and/or reasonably foreseeable conflicts of interest with the Company and/or its other stockholders; and (c) agrees to comply with the Company’s stock trading guidelines applicable to directors and senior members of management, as currently in force or as may be in force in the future.

Executive Committee

The members of the executive committee currently are Mr. Meyer (Chair), Mr. Dillard and Mr. Durham.

The executive committee implements the policy decisions of the full board and handles routine matters which arise during the interim periods between board meetings consistent with the authority which has been delegated to the committee by the board. The committee’s charter is posted on the Company’s website.

Other Committees

In addition to the standing committees described above, the board may establish special, single-purpose committees to deal with a particular event or process.

Meetings Held During Past Fiscal Year

During the fiscal year, the board met six times, the audit committee met six times, the compensation committee met three times, the finance committee met five times, the governance/nominating committee met five times, and the executive committee met one time. Action pursuant to unanimous written consent in lieu of a meeting was taken one time by the board of directors and six times by the compensation committee. All of the directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which they served during the past fiscal year except for Dr. Good. Executive sessions of the independent directors are held at each quarterly board meeting and may be held at any other meeting if the independent directors so desire. Directors are expected to attend all board and stockholder meetings whenever possible. At the 2008 Annual Meeting of Stockholders, eight directors were in attendance.

Stockholder Communication with Directors

Stockholders may contact an individual director, the chairman of the board, the board as a group, or a specified board committee or group, including the non-employee directors as a group, as follows:

Mail:	Acxiom Board of Directors

P.O. Box 250266

Little Rock, AR 72225-0266

E-mail:	Directors@acxiom.com

Telephone:	866-513-0188 or 501-342-8888

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Communications relating to Acxiom's accounting, internal accounting controls, or auditing matters will be referred to members of the audit committee. Incoming messages are monitored by an independent third party who receives and processes the communications before forwarding them to the addressee. Depending on the subject matter, communications may be referred to departments within Acxiom. Communications that are primarily commercial in nature, as well as marketing solicitations, will generally not be forwarded to the directors.

Compensation Committee Interlocks and Insider Participation

No compensation committee interlocks exist with respect to the board’s compensation committee, nor do any present or past officers of Acxiom serve on the compensation committee.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 2 of the Proxy Card)

The audit committee has selected KPMG LLP (“KPMG”) to serve as our independent auditor for fiscal 2010, and the stockholders are being asked to ratify this action. We anticipate that a representative of KPMG will be present at the 2009 Annual Meeting of Stockholders and will have the opportunity to make a statement at the meeting if he or she desires to do so and to respond to appropriate questions.

Fees Billed For Services Rendered by Independent Auditor

The following table presents fees for professional audit services rendered by KPMG for the audits of the Company’s annual financial statements for the fiscal years ended March 31, 2009 and March 31, 2008, and fees billed for other services rendered by KPMG.

	2009	2008

Audit Fees (including quarterly reviews) (1)	$2,334,700	$ 3,082,000

Audit-Related Fees(2)	45,200	51,200

Tax Fees(3)	94,000	293,000

All Other Fees	0	0

Total	$2,473,900	$ 3,426,200

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, quarterly reviews of financial statements included in our Form 10-Q’s and 10-K, and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees include professional services related to the audit of our financial statements, reporting on compliance with debt covenants, and audits of employee benefit plans.

(3)

Tax fees include professional services rendered in connection with tax compliance and preparation relating to our tax audits, and international tax compliance and tax consulting. We do not engage KPMG to perform personal tax services for our executive officers.

Audit Committee Pre-Approval Policy

The audit committee has adopted a policy for the pre-approval of engagements for audit, audit-related and non-audit services by our independent auditor. The policy requires that the committee pre-approve all audit services and audit-related services to be performed by the independent auditor. For non-audit services, the principal financial officer must provide a written explanation to the audit committee of the scope of the services, the estimated costs, and other pertinent information, and then the audit committee or a designated member of the committee must pre-approve the proposed engagement. The requirement for pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent of the total amount paid by the Company to the independent auditor during the fiscal year when the services are provided; (ii) the services were not deemed by management at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the audit committee and approved after the fact. All audit and non-audit services reflected in the table above were pre-approved by the audit committee in accordance with the policy.

Board of Directors’ Recommendation

The board of directors recommends that the stockholders vote FOR the ratification of KPMG as the Company’s independent registered accountant. If the stockholders fail to ratify this appointment, the audit committee will reconsider whether to retain KPMG and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

[THIS SPACE LEFT BLANK INTENTIONALLY]

STOCK OWNERSHIP

The following table sets forth information as of June 6, 2009 with respect to the beneficial ownership of our common stock by:

•	each of our directors, nominees and executive officers individually;

•	all of our directors, nominees and executive officers as a group; and

•	each person who is known to us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, the address of each person named in the table below is c/o Acxiom Corporation, 601 E. Third Street, Little Rock, AR 72201, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The percentage listed in the column entitled ”Percentage of Class” is calculated based on 78,814,997 shares of our common stock outstanding on June 6, 2009. This number excludes 37,224,867 shares held in treasury. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Beneficial Owner	Shares Beneficially Owned	Percentage of Class
John A. Adams	54,362[1]	*
Cindy K. Childers	120,333[2]	*
Michael N. Darviche	293	*
William T. Dillard II	62,215[3]	*
Shawn M. Donovan	22,984[4]	*
Michael J. Durham	29,903	*
Mary L. Good	16,913	*
Ann Die Hasselmo	40,618[3]	*
William J. Henderson	30,081[3]	*
Jerry C. Jones	354,617[5]	*
Thomas F. McLarty, III	25,280[3]	*
John A. Meyer	163,001[6]	*
Stephen M. Patterson	64,544[3]	*
Kevin M. Twomey	23,441	*
R. Halsey Wise	19,252	*
Christopher W. Wolf	171,667[7]	*

All directors, nominees and executive officers as a group (16 people)	1,199,504[8]	1.5%

Barclays Global Investors, NA.	4,480,536[9]	5.7%
400 Howard Street
San Francisco, CA 94105

*	Denotes less than 1%.

[1]	Includes 50,000 shares subject to options which are currently exercisable or exercisable within 60 days, of which none are in the money.

[2]	Includes 108,348 shares subject to options which are currently exercisable or exercisable within 60 days, of which none are in the money.

[3]	Includes 5,400 shares subject to options which are currently exercisable, of which none are in the money.

[4]	Includes 18,750 shares subject to options which are currently exercisable or exercisable within 60 days, of which none are in the money.

[5]	Includes 339,549 shares subject to options which are currently exercisable or exercisable within 60 days, of which 25,917 are in the money.

[6]	Includes 116,250 shares subject to options which are currently exercisable or exercisable within 60 days, of which all are in the money.

[7]	Includes 137,500 shares subject to options which are currently exercisable or exercisable within 60 days, of which none are in the money.

[8]	Includes 797,397 shares subject to options which are currently exercisable or exercisable within 60 days, of which 142,167 are in the money.

[9]

This information is based solely upon information contained in a Schedule 13G filed on February 6, 2009. Of the 4,480,536 shares reported, (i) Barclays Global Investors, N.A. may be deemed to beneficially own 2,190,745 shares; (ii) Barclays Global Fund Advisors may be deemed to beneficially own 2,233,520 shares; (iii) Barclays Global Investors, LTD may be deemed to beneficially own 46,127 shares; (iv) Barclays Global Investors Japan Limited may be deemed to beneficially own 4,358 shares; and (v) Barclays Global Investors Australia Limited may be deemed to beneficially own 5,786 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about our philosophy and principles regarding the compensation program for our chief executive officer (“CEO”), chief financial officer (“CFO”) and the three other executive officers who were the most highly compensated in fiscal 2009 (the “Named Executive Officers” or “NEOs”).

The following individuals constitute the Named Executive Officers for fiscal 2009:

•	John A. Meyer, Chief Executive Officer & President

•	Christopher W. Wolf, Chief Financial Officer & Executive Vice President

•	John A. Adams, Chief Operating Officer & Executive Vice President

•	Jerry C. Jones, Chief Legal Officer & Senior Vice President

•	Shawn M. Donovan, Senior Vice President - Global Sales

Compensation Philosophy and Objectives

Acxiom is known for its innovation and leadership in creating customer and information management and marketing solutions for many of the largest and most respected companies in the world. We believe our compensation programs are an integral part of maintaining this reputation in the industry and achieving high levels of business performance over the long term. Our general compensation philosophy is that compensation should be designed to attract, retain and motivate our management team to achieve the business goals set by the Company on an annual and a long-term basis. In keeping with this philosophy, the key objectives of our compensation programs are to:

•	align leadership compensation with our business strategy, values and management initiatives,

•	align Company executives’ interests with our stockholders’ interests,

•	motivate executives to achieve the highest level of performance,

•	provide a strong link between pay and performance, and

•	attract and retain the best executives through competitive, market-based plans.

The purpose of these objectives is to allow us to effectively reward the overall effort and contribution of our executives while maintaining a close correlation between executive pay and Company performance. The following discussion shows how the Company uses compensation awards and a number of other incentives to achieve these objectives.

How We Determine Compensation

Role of the Compensation Committee and Executive Officers. The compensation committee of the board of directors oversees the design, development and implementation of the Company’s executive compensation program. It annually reviews and approves the compensation of the executive officers of the Company (including the NEOs) and the incentive compensation plans and applicable equity-based compensation plans. The compensation committee also periodically reviews the Company’s change in control, severance, retirement, deferred compensation programs, senior leadership benefits and perquisites to assure they are competitive and appropriate.

Senior management also plays a role in determining executive compensation. The Company’s Senior Vice President of Human Resources assists the compensation committee by providing external market information and analyses discussed below under “Compensation Benchmarking” and by providing the compensation committee a tally sheet detailing the various components of the CEO’s compensation. The CEO is responsible for recommending compensation actions involving the executive officers to the compensation committee for final determination and approval; however, the CEO does not participate in any of the compensation committee’s decisions regarding his own compensation.

Process for Determining CEO Compensation. The compensation committee annually evaluates the CEO’s performance in light of the Company’s goals and objectives relating to executive compensation, including maintaining competitive pay, linking pay to performance, promoting the creation of stockholder value and encouraging retention, and recommends the CEO’s compensation to the full board of directors based on this evaluation. For each element of the CEO’s compensation, the compensation committee also reviews the CEO’s employment agreement, as well as a tally sheet which provides the committee with information necessary to evaluate his total compensation package, rather than viewing isolated incremental changes, and assists the board in validating its strategy as it relates to the CEO’s total compensation. The compensation committee’s review of the tally sheet may lead to changes in certain elements of the CEO’s compensation if the committee determines such changes are appropriate in light of Company results or tax deductibility considerations. Any decisions regarding the CEO’s compensation are submitted by the compensation committee to the full board of directors for final approval.

Role of Compensation Consultant. The compensation committee periodically engages compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In fiscal 2008 and 2009, Hewitt Associates LLC (“Hewitt”), a compensation consulting firm, was engaged to review the long-term incentive component of Acxiom’s pay program and to make recommendations for the fiscal 2009 long-term incentive program. The compensation committee used the information provided by Hewitt to establish a new program for long-term equity-based awards. The new program is described in further detail in “Elements of Compensation – Long-Term Incentives.” Other than providing the advice described above, Hewitt did not provide any other services to the Company or the compensation committee in fiscal 2009. In the future, the Company or the compensation committee may engage Hewitt or other compensation consultants to review and make recommendations on other components of compensation.

Compensation Benchmarking. Our compensation programs and practices are benchmarked each year against (a) a group of companies from a variety of high-tech industries (the “High-Tech Group”), and (b) a group of companies in the information services industry (the “Peer Group” and, collectively with the High Tech Group, the “Comparison Group”), with each group consisting mostly of companies with similar revenues as Acxiom. The Peer Group consists exclusively of information services companies against which we compete for the specialized talents and experience possessed by our NEOs. On the other hand, because many of the talents possessed by our NEOs may transcend a variety of industries, the companies in the High-Tech Group represent a cross section of high-tech industries other than the information services industry. For benchmarking against the High-Tech Group we utilize the following industry-recognized surveys:

•	IPAS Global Salary Survey for Technology Companies published by ICR Limited, L.C.
•	Radford Executive Survey published by Aon Consulting

For benchmarking against companies in the Peer Group, we utilize publicly available proxy information and survey data provided by Hewitt. The following companies comprise the Peer Group:

•	Ceridian Corp
•	The Dun & Bradstreet Corporation
•	Equifax, Inc.
•	Fair Isaac Corporation
•	Gartner, Inc.
•	Hewitt Associates, Inc.
•	IHS, Inc.
•	John Wiley & Sons, Inc.
•	Merrill Corporation
•	The MITRE Corporation
•	Moody’s Corporation

 Elements of Compensation

The compensation program for our senior management team consists of:

•	base salary

•	short-term cash incentives

•	long-term incentives

•	retirement benefits

•	broad-based employee benefits

Compensation Mix. Because of the ability of executive officers to directly influence stockholder value, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers through performance-based incentive programs. We also strive to allocate total direct compensation in a manner that is competitive with our Comparison Group. Each of our compensation elements is designed to provide our NEOs with a distinct remuneration opportunity and, when taken together, they provide our NEOs with a balanced yet competitive mix of short- and long-term compensation. The chart below illustrates the mix of compensation for all NEOs as a group and the CEO individually:

Compensation Element	Compensation Goal	Fiscal 2009 Total Compensation Mix for all other NEOs	Fiscal 2009 Total Compensation Mix for CEO
Base salary	Provide a consistent fixed source of income	33.1%	25.2%
Short-term cash incentives	Link pay to performance by rewarding NEOs for fiscal year Company achievements	22.3%	24.3%
Long-term incentives	Reward NEOs for long-term increases in Company stock value	43.1%	49.3%
Retirement benefits	Reward long-term employment with the Company	.5%	.8%
Broad-based employee benefits	Encourage the overall health, stability and well-being of our NEOs	1.0%	.4%

All components of Acxiom’s executive compensation package, as well as the aggregate total direct compensation (the sum of base salary, short-term cash incentives and long-term incentives) levels for the NEOs, are generally targeted at the 50th percentile for similarly situated employees of companies in the Comparison Group. Variation above or below the 50th percentile target is allowed when, in the judgment of the compensation committee, the value of an executive’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, justifies the variation.

For fiscal 2009, total targeted direct compensation for Messrs. Meyer, Wolf and Jones was between the 25th and 50th percentile of the Comparison Group and total targeted direct compensation for Messrs. Adams and Donovan was between the 50th and 75th percentile of the Comparison Group, primarily due to additional equity that was granted as part of their initial recruiting grants.

Base Salary. The compensation committee sets base salaries based on the executives’ responsibilities, length of service with the Company, demonstrated personal performance, Company performance, internal pay equity, tax considerations and the benchmarking data discussed above. These elements are intended to provide a consistent fixed, baseline level of compensation payment that, unlike the other elements of compensation, is not contingent upon Acxiom’s performance. Acxiom believes that providing a competitive base salary is essential to attracting and retaining qualified and valued executives. Base salaries for our NEOs are generally targeted at the 50th percentile for similarly situated employees in the Comparison Group; however, actual salaries may vary for each NEO based on demonstrated performance, length of service and responsibility level.

Each executive officer’s performance for the prior year is reviewed by the CEO or, with respect to the performance of the CEO, by the board. As an employee’s responsibility and ability to increase the financial results of the Company increases, base salary becomes a smaller component and long-term, equity-based compensation becomes a larger component, further aligning his or her interests with those of the Company. The base salaries of the CEO and the executive officers are generally reviewed and subject to adjustment in May of each year, although they are not automatically increased if the compensation committee believes other elements of compensation are more appropriate or if an increase is not necessary or appropriate under the circumstances at the time of review.

In response to the downturn in the economic environment and consistent with the Company’s cost-saving measures, base salaries for the executive officers in fiscal 2009 were fixed at fiscal 2008 levels. Notwithstanding, we still believe the base salaries for our executive officers are competitive in relation to the Comparison Group. Messrs. Adams and Donovan, both of whom were hired during fiscal 2009, have base salaries that were established based on employment negotiations.

Cash Incentives. All of Acxiom’s NEOs are eligible to participate in the Acxiom Cash Incentive Plan (the “Cash Incentive Plan”) which provides them with an opportunity to receive annual cash incentive payments. Payment opportunities under the Cash Incentive Plan are established by the compensation committee and are designed both to retain our NEOs as well as to further align pay for performance by rewarding executive officers for positive fiscal year Company achievement based on the attainment of predefined performance measures.

Payment opportunities for awards under the Cash Incentive Plan are expressed as a percentage of base salary and are targeted at the 50th percentile for cash incentive opportunities available for similarly situated employees of companies in the Comparison Group. Actual opportunity may vary based on the executives’ responsibilities, length of service with the Company, demonstrated personal performance, Company performance, internal pay equity, tax considerations and the benchmarking data discussed above. The target payment bonus opportunity under the Cash Incentive Plan for each NEO, expressed as a percentage of his individual target base salary, was as follows: Mr. Meyer – 100%, Mr. Wolf - 65%, Mr. Adams - 75%, Mr. Donovan - 65% and Mr. Jones - 65%. The opportunities for Messrs. Meyer and Adams are targeted at a higher percentage because of their level of responsibility and ability to affect stockholder value relative to the other NEOs.

In fiscal 2009, the performance measures utilized under the Cash Incentive Plan for all participating NEOs except for Mr. Donovan, for the reasons discussed below, were Company revenue, operating income and free cash flow to equity (“FCFE”). The compensation committee selected these performance measures because it believed such measures are reliable indicators of the Company’s operating performance over both the short and long term and reflect the most accurate measure of the Company’s success. Each of the performance measures are weighted one-third each when determining the plan payment.

The compensation committee set a threshold, target and maximum attainment amount for each performance measure. For fiscal 2009, the threshold revenue amount was $1,380,500,000, the threshold operating income amount was $131,419,000, and the threshold FCFE was $80,100,000. If the threshold attainment is achieved for each performance measure, up to 90% of the bonus opportunity may be paid. The target revenue amount was $1,400,500,000, the target operating income amount was $137,365,000, and the target FCFE was $82,690,000. If the target attainment for each performance measure is achieved, up to 100% of the bonus opportunity may be paid. The maximum revenue amount was $1,690,500,000, the maximum operating income amount was $179,109,000, and the maximum FCFE was $105,421,000. If the maximum performance attainment is achieved for each performance measure, up to 200% of the bonus opportunity may be paid.

Cash Incentive Plan payments are paid out of a bonus pool that is funded once the Company meets the threshold amount for the operating income performance measure. Therefore, if the Company fails to achieve the threshold amount of operating income, the bonus pool is not funded and no bonus payments will be made, notwithstanding achievements in all other performance measures.

The actual results for fiscal 2009 were $1,276,573,000 in revenue, $131,427,000 in operating income, and $147,129,000 in FCFE. Operating income is adjusted to exclude certain gains, losses and other items. Based on these results, attainment for fiscal 2009 was 96.7%, which was calculated based on 0% attainment for revenue, 90% attainment for operating income and a 200% attainment for FCFE. The table below sets forth bonus opportunities for each NEO at the target and maximum amounts, as well as the actual bonus amounts awarded in fiscal 2009:

NEO	Target (100%)	Maximum (200%)	Actual Attainment (96.7%)
John A. Meyer	$700,000	$1,400,000	$676,900
Christopher W. Wolf	$260,000	$520,000	$251,420
John A. Adams	$375,000	$750,000	$362,625
Jerry C. Jones	$247,000	$494,000	$238,849
Shawn M. Donovan	$227,500	$455,000	$177,341

Because Mr. Donovan was principally responsible in fiscal 2009 for our global sales force, only 50% of his bonus opportunity under the Cash Incentive Plan was based on the blended components above. The remaining 50% was based 30% upon revenue alone and 20% upon the total contract value obtained in fiscal 2009, including revenue recognized in fiscal 2009 and revenue that will be recognized in future contract years (the “Total Contract Value” or “TCV”). Based on his performance against these measures, Mr. Donovan received 31% of his target payment for revenue and 101% of his target payment for TCV.

Under the Cash Incentive Plan the compensation committee can recommend to the full board of directors that bonuses be awarded notwithstanding the fact that the Company may have failed to achieve the threshold performance attainment. This is generally done if there has been outstanding individual performance on the part of an executive officer that was not adequately reflected in Company performance. The compensation committee did not make any adjustments to cash incentive awards in fiscal 2009.

Long-Term Incentives. We believe equity-based compensation is an effective tool in creating value for stockholders because the value of such compensation has a direct correlation to the long-term appreciation of the Company’s stock price. In fiscal 2008 the Company engaged Hewitt to assist in the design of a new strategy for granting awards under these plans and, in fiscal 2009, the Company implemented a new long-term incentive award strategy in accordance with Hewitt’s recommendations. The new long-term incentive awards consist of an annual grant to each executive officer in the form of 25% non-qualified stock options, 25% restricted stock units (“RSUs”) and 50% performance units. The stock options and RSUs underlying the grants vest in equal increments over a period of four years. The performance units, the amount of which was adjusted from the initial grant based upon the attainment of fiscal 2009 performance targets, vest 100% three years after the date of grant. The performance targets chosen by the compensation committee with regard to the performance units are the same as are used for the Cash Incentive Plan.

The amount of long-term incentives granted to our NEOs are targeted at the 50th percentile for long-term incentives granted to similar situated employees in the Comparison Group, although actual long-term incentives may vary for each NEO based on the executives’ responsibilities, length of service with the Company, demonstrated personal performance, Company performance, internal pay equity, tax considerations and the benchmarking data discussed above, or on certain circumstances such as extraordinary grants made for retention purposes, lower grants due to internal equity issues or a depletion of available grants due to the issuance of larger grants for recruiting purposes during the year. The amount of the equity grants made in fiscal 2009 to Messrs. Meyer, Adams and Donovan were governed by the terms of their respective employment agreements which were determined based on negotiations with each individual at the time of his employment.

Retirement Benefits. All NEOs are eligible to participate in the same tax qualified retirement and welfare plans as the Company’s other employees; however, they also receive supplemental retirement and welfare benefits through the Company’s non-qualified deferred compensation arrangements. The Company believes these benefits are a basic component for attracting, motivating and retaining executives, and are comparable to those retirement benefits being provided by companies in the Comparison Group. They also provide a distinct facet to our overall compensation package by specifically rewarding long-term employment with the Company. Acxiom’s retirement and welfare benefits include the following:

•

Qualified Retirement Plan. The Company maintains the Acxiom Corporation Retirement Savings Plan which is a 401(k) qualified savings plan that is generally available to all employees, including the NEOs, upon satisfying the plan’s eligibility requirements (the “401(k) Plan”). In fiscal 2009 the 401(k) Plan provided for the deferral of compensation with a matching component of 50% for each dollar contributed to the plan, up to 6% of the participant’s compensation. The matching contribution is currently paid in shares of Acxiom common stock. Vesting of Company contributions under the 401(k) Plan is 20% after two years of a participant’s participation in the plan and 20% each year thereafter until fully vested.

•

Supplemental Executive Retirement Plan. Members of Acxiom’s leadership team, including the NEOs, are eligible to participate in the Company’s nonqualified supplemental executive retirement plan (“SERP”) by contributing pretax income into the plan through payroll deductions. As with the 401(k) Plan, in fiscal 2009 Acxiom matched contributions at a rate of 50% for each dollar contributed by the participant to the SERP, up to 6% of the participant’s compensation, but only to the extent that the maximum matching contribution had not already been made under the 401(k) Plan. The matching contribution is currently paid in shares of Acxiom common stock. Participants may contribute up to 100% of their pretax income to the SERP. The SERP is a nonqualified restoration plan in that it restores benefits lost due to certain IRS limitations on highly compensated employees’ participation in the Company’s qualified 401(k) Plan. All of the Company’s highly compensated employees are eligible to participate in the SERP. Vesting of Company contributions under the SERP is 20% after two years of a participant’s participation in the plan and 20% each year thereafter until fully vested.

Other Employee Benefits. Acxiom maintains several broad-based employee benefit plans in which the Company’s executives are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. These include health benefits, life insurance, disability benefits and an employee stock purchase plan. We believe these benefits encourage the overall health, stability and well-being of our NEOs and are comparable to those plans being provided by the companies in the Comparison Group.

Perquisites. Acxiom also provides perquisites which vary for each NEO. Examples include mobile phone allowances and relocation packages. These perquisites are minimal in both scope and value and are designed to provide our NEOs with the minimum basic perquisites being offered by companies in the Comparison Group.

Executive Officers’ Stock Ownership Guidelines

In fiscal 2008, the compensation committee adopted stock ownership guidelines for the Company’s executive officers to ensure that they have a meaningful stake in the Company. The guidelines are designed to balance an officer’s need for portfolio diversification while ensuring that his or her interests are closely aligned with the stockholders’ interests. The stock ownership guidelines currently in effect are set forth below:

“To further align the interests of the Company’s executive officers who are required to file reports pursuant to Section 16 of the Securities Exchange Act (“Executive Officers”) with the interests of the Company’s shareholders, the Chief Executive Officer is expected to acquire and retain shares of the Company's common stock having a value equal to at least three times his or her base salary, and each other Executive Officer is expected to own shares of the Company's common stock having a value equal to at least one times the Executive Officer's base salary. The CEO and each other Executive Officer shall have five years from the date of their respective appointments (or from April 10, 2007, the date upon which these guidelines were initially adopted, whichever is later) to attain these ownership levels. The Compensation

Committee in its discretion may extend the period of time for attainment of these ownership levels in appropriate circumstances. For purposes of these guidelines, an Executive Officer's stock ownership shall include the following:

•	Shares purchased on the open market;
•	Shares owned jointly with, or separately, by the Executive Officer’s immediate family members

(spouse and/or dependent children);

•	Shares held in trust for the Executive Officer or immediate family member;
•	Shares held through any Company-sponsored plan such as an employee stock purchase plan, a qualified retirement plan and/or a supplemental executive retirement plan;

•	Shares obtained through the exercise of stock options; and
•	50% of RSUs (after deduction of applicable federal and state taxes).

The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company's common stock on the acquisition date.

In the event of an increase in an Executive Officer’s base salary, he or she will have one year from the time of the increase to acquire any additional shares needed to meet these guidelines.

Until the specified ownership levels are met, an Executive Officer will be expected to retain 50% of the shares acquired upon option exercises (after payment of the exercise cost and taxes), and 50% of the shares issued upon the vesting of RSU grants or performance units (after payment of taxes). Failure to meet or, in unique circumstances, to show sustained progress toward meeting the above ownership guidelines may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of stock.”

Employment Agreements

We have entered into employment agreements with each of our NEOs except for Mr. Jones. A description of each of these agreements follows:

John A. Meyer

On February 4, 2008, Mr. Meyer joined the Company as chief executive officer and president pursuant to an employment agreement dated January 14, 2008. In connection with his employment, Mr. Meyer received a signing bonus of $700,000 and an initial base salary of $700,000, and he is eligible to receive an annual target cash bonus in an amount equal to 100% of his base salary and a maximum cash bonus of up to 200% of his base salary, provided the Company meets the target attainment levels required under the Cash Incentive Plan. In addition, the compensation committee granted Mr. Meyer, effective as of February 7, 2008, 465,000 non-qualified stock options, 200,000 of which were granted out of the Company’s 2005 Equity Compensation Plan (the “2005 Plan”) and 265,000 of which were granted out of the Company’s 2008 Nonqualified Equity Compensation Plan (the “Inducement Plan”). The Inducement Plan was adopted by the board of directors in connection with Mr. Meyer’s hiring. Mr. Meyer received an additional 115,000 RSUs which were also granted under the Inducement Plan. All of these grants vest in equal increments over a four-year period. In fiscal 2009, pursuant to the terms of his employment agreement, the compensation committee granted 195,000 performance units to Mr. Meyer, 50,000 of which were granted out of the 2005 Plan and 145,000 of which were granted out of the Inducement Plan. These performance units vest at the end of three years, contingent upon achievement by the Company of certain financial objectives (as described in “Elements of Compensation – Long-Term Incentives”).

The initial term of Mr. Meyer’s employment expires on May 16, 2011 and the agreement is renewable by the Company for one-year periods following the initial expiration date. If Acxiom chooses not to renew Mr.

Meyer’s employment agreement, he may resign and, provided he executes a general release, will be entitled to receive, through his termination date (i) all base salary and benefits; (ii) any earned but unpaid cash bonuses; (iii) an amount equal to 100% of his then-current base salary; (iv) a pro-rated amount equal to 100% of his then-current target cash bonus; and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company. As part of his employment agreement, Mr. Meyer is also entitled to certain benefits upon death, disability or termination following a change in control of the Company. For information regarding change in control agreements with the Company, see “Change in Control Agreements.”

Christopher W. Wolf

On May 24, 2007, Mr. Wolf joined the Company as chief financial officer. The terms of Mr. Wolf’s employment were set forth in an offer letter dated May 9, 2007. Under the terms of the letter, Mr. Wolf received an initial base salary in the amount of $400,000 per year and was eligible to receive an annual target cash bonus in an amount equal to 65% of his base pay, provided the Company met the target attainment levels required under the Cash Incentive Plan. He also received a grant of 150,000 stock options which were granted out of the Amended and Restated Key Employees Stock Option Plan (the “1983 Plan”) and 50,000 RSUs which were granted out of the 2005 Plan, which stock options and RSUs vest in equal increments over a four-year period.

In the offer letter, the Company agreed to pay Mr. Wolf a lump sum of 12 months’ base salary, the equivalent of 24 months of COBRA coverage, and any earned but unpaid bonuses less applicable taxes and withholdings in the event his employment is terminated for reasons other than a change in control or due to no cause of his own. The Company has also entered into an executive security agreement with Mr. Wolf which provides him with certain benefits if he is terminated following a change in control. For more information, see “Change in Control Agreements.”

John A. Adams

On May 14, 2008, Mr. Adams joined the Company as chief operating officer and executive vice president pursuant to an employment agreement. Under the terms of the agreement, Mr. Adams received an initial base salary of $500,000 per year and is eligible to receive an annual target cash bonus in an amount equal to 75% of his base salary in each contract year, provided the Company meets the target attainment levels required under the Cash Incentive Plan. He also received a grant of 200,000 nonqualified stock options which were granted out of the 2005 Plan and vest in equal increments over a four-year period, 27,000 RSUs which were granted out of the Inducement Plan and time vest over a four-year period and 53,000 performance units which were granted out of the Inducement Plan and vest at the end of three years contingent upon achievement by the Company of certain financial objectives (as described in “Elements of Compensation – Long-Term Incentives”).

The initial term of Mr. Adams’ employment expires on May 14, 2011 and the agreement is renewable by the Company for one-year periods following the initial expiration date. If Acxiom chooses not to renew Mr. Adams’ employment agreement, he may resign and, provided he executes a general release, will be entitled to receive (i) all base salary and benefits payable through his termination date; (ii) any earned but unpaid cash bonuses; (iii) an amount equal to 100% of his then-current base salary; (iv) an amount equal to 100% of his then-current target cash bonus; and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company as of the date of termination. As part of his employment agreement, Mr. Adams is also entitled to certain benefits upon death, disability or termination of his employment following a change in control of the Company. For information regarding change in control agreements with the Company, see “Change in Control Agreements.”

Shawn M. Donovan

On May 19, 2008, Mr. Donovan became Acxiom’s senior vice president of global sales. The terms of Mr. Donovan’s employment were set forth in an offer letter dated April 21, 2008 and in an acceptance letter dated May 19, 2008. Under the terms of the letters, Mr. Donovan received an initial base salary in the amount of $350,000 per year and is eligible to receive an annual target cash bonus in an amount equal to 65% of his base pay, provided the Company meets the target attainment levels required under the Cash Incentive Plan. However, regardless of Company attainment, Mr. Donovan was entitled to a guaranteed 50% annualized cash incentive payment for his first year. In addition, Mr. Donovan received a cash signing bonus of $50,000, as well as a grant of nonqualified stock options for 75,000 shares which vest in equal increments over a four-year period, a grant of 14,000 RSUs which time vest over a four-year period and 28,000 performance units which vest at the end of three years, contingent upon achievement by the Company of certain financial objectives (as described in “Elements of Compensation – Long-Term Incentives”). All of Mr. Donovan’s grants were from the 2005 Plan. In the offer letter, the Company also agreed to a 12-month severance arrangement pursuant to which Mr. Donovan is entitled to a lump sum of 12 months’ base salary in the event his employment is terminated involuntarily and without cause. Mr. Donovan does not have a change in control agreement with the Company.

Change in Control Agreements

Since 2001 the Company has provided change in control agreements to its executives as part of their compensation packages. Following the termination in 2007 of a proposed merger agreement with Silver Lake Partners and ValueAct Capital, the compensation committee re-evaluated the executive security agreements and on February 12, 2008 approved a plan for phasing out the executive security agreements over a two-year period. In order to implement this phase out, the existing executive security agreements were amended effective April 8, 2008 and the Company, in keeping with this strategy, no longer grants change in control agreements to NEOs as a guaranteed part of their compensation package.

Currently, change in control provisions, when granted, are included in certain of our employment agreements although such arrangements are only offered where they are deemed necessary for the purpose of inducing key recruits during employment negotiations. Such inducement is often essential where the companies against whom we are competing for such executives offer similar change in control benefits. Notwithstanding, all current change in control agreements are more limited in time and scope than the agreements we previously offered in order to reflect current market trends.

The Company currently has change in control agreements with four of the NEOs. We have amended executive security agreements with Messrs. Wolf and Jones and employment agreement change in control provisions with Messrs. Meyer and Adams. Under the terms of these agreements, the NEOs will receive change in control payments if they are terminated without cause or resign for good reason (e.g. a demotion, reduction in salary, relocation or significant change in responsibilities) following a change in control. For the purposes of these agreements a “change in control” includes any of the following events: (i) the individuals who made up the board of directors cease to constitute a majority of the board (unless the new nominees were approved by a majority of existing directors or nominated by the board in a definitive proxy statement); (ii) completion of a reorganization, merger, consolidation, statutory share exchange or similar transaction where the stockholders of Acxiom before the transaction own less than 50% of the combined voting power of the surviving corporation; or (iii) approval by the stockholders of a complete liquidation or dissolution of the Company. Change in control also includes, for Messrs. Jones and Wolf’s executive security agreements, (i) the Company files a report with the Securities Exchange Commission (“SEC”) disclosing in response to a current report on Form 8-K or Schedule 14A that a change in control has occurred; and (ii) the acquisition by any person, entity or group of 50% or more of the outstanding voting securities of the Company, whether or not approved by the board. For purposes of Messrs. Meyer and Adams’ employment agreements, change in control also includes, (i) any person or persons acting together become a beneficial owner of 20% of more of Acxiom’s outstanding voting securities; and (ii) a sale of all or substantially all of the assets of the Company.

Mr. Wolf’s and Mr. Jones’ Executive Security Agreements

Under the terms of the amended executive security agreements with Messrs. Wolf and Jones, in the event a change in control of the Company occurs between March 31, 2009 and March 31, 2010, and their employment with the Company is terminated (other than for cause, death or disability) or they resign for good reason (as described above) within two years after a change in control, the Company shall, within ten (10) calendar days following any such termination of employment, make a single, lump sum cash payment to the executive equal to: (i) if the termination occurs within one year of the change in control, one times executive’s annualized includible compensation (as defined by Section 280G of the Internal Revenue Code); or (ii) if the termination occurs between one and two years of the change of control, .5 times executive’s annualized includible compensation. Per the terms of the executive security agreement, any other payments due as a result of a termination following a change in control are offset from the payment due under the executive security agreement. The following table shows the amounts that would be payable under the amended executive security agreements to Messrs. Wolf and Jones if a change in control had occurred on March 31, 2009. The table shows what payments would be due if they were terminated pursuant to a qualifying event within one year, two years and three years following a change in control:

Named Executive Officer	Aggregate Amount of Change in Control Payment
	1 Year ($)	2 Years ($)	3 Years ($)
Christopher Wolf	$500,130	$250,065	$0
Jerry Jones	$464,398	$232,199	$0

Mr. Meyer’s and Mr. Adams’ Employment Agreements

Under the terms of the change in control provisions included in Mr. Meyer’s and Mr. Adams’ employment agreements, they will be entitled to change in control payments if they are terminated (other than for cause, death or disability) within 24 months following a change in control or if they resign for good reason (as described above). The amount payable under such arrangements in the event of a change in control would be (i) all base salary and benefits; (ii) any earned but unpaid cash bonuses; (iii) an amount equal to 200% of their then-current base salary; (iv) a pro-rated amount equal to 200% of their then-current target cash bonus; and (v) any other unpaid benefits to which they are entitled under any plan, policy or program of the Company. Payments are to be made in a lump sum within 10 days following termination of employment. The following table shows the amounts that would be payable under the employment agreements to Messrs. Adams and Meyer if a change in control had occurred on March 31, 2009. The table shows what payments would be due if they were terminated pursuant to a qualifying event within one year and two years following a change in control:

Named Executive Officer	Aggregate Amount of Change in Control Payment
	1 Year ($)	2 Years ($)
John Meyer	$3,470,723	$3,470,723
John Adams	$2,657,082	$2,657,082

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally prevents public corporations from deducting as a business expense that portion of compensation paid to “covered employees” that exceeds $1,000,000 unless it qualifies for an exception, such as “performance-based compensation,” under Section 162(m). The term “covered employees” refers to the CEO and the next three highest compensated officers (other than the CFO) employed on the last day of the fiscal year and whose compensation is required to be reported in the Summary Compensation Table of the proxy statement. The goal of the compensation committee is to comply with the requirements of Section 162(m), to the extent possible, to avoid losing this deduction. However, the compensation committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives. For this and other reasons, the compensation committee will not necessarily limit executive compensation to the amount deductible under Section 162(m).

Beginning on April 1, 2006, the Company began accounting for equity-based awards included in its long-term incentive program in accordance with the requirements of FASB Statement 123(R) (“FAS 123(R)”). The accounting treatment under FAS 123(R) for an award is taken into consideration in the granting of long-term incentive awards.

COMPENSATION COMMITTEE REPORT

In connection with its function to oversee Acxiom’s executive compensation program, the compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of the proxy statement with management. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Acxiom’s Annual Report on Form 10-K for the year ended March 31, 2009 (incorporated by reference) and in this proxy statement on Schedule 14A, each for filing with the Securities and Exchange Commission.

Compensation Committee

William T. Dillard II, Chairman
Mary L. Good
R. Halsey Wise

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SUMMARY COMPENSATION TABLE

The following table shows the compensation earned in fiscal 2009 and, as applicable, in fiscal 2008 and 2007 by John A. Meyer, Chief Executive Officer & President; Christopher W. Wolf, Chief Financial Officer & Executive Vice President; and the three most highly compensated executive officers who were serving as executive officers on March 31, 2009. These individuals are referred to collectively as the NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards[1]	Non-equity Incentive Plan Compensation[5]	All Other Compensation[6]	Total
John A. Meyer, CEO & President	2009	$700,000	_	$1,007,790	$363,614	$676,900	$49,511	$2,797,815
	2008	$114,423	$700,000[2]	$44,422	$52,799	–	$5,875	$917,519
Christopher W. Wolf, CFO & Executive Vice President	2009	$400,000	_	$516,920	$516,361	$251,420	$14,424	$1,699,125
	2008	$344,102	$50,000[3]	$295,271	$305,401	–	$62,036	$1,056,810
John A. Adams, Chief Operating Office & Executive Vice President	2009	$441,346	_	$266,542	$188,957	$362,625	–	$1,259,470
Jerry C. Jones, Chief Legal Officer & Senior Vice President	2009	$380,000	_	$205,257	$82,706	$238,849	$9,396	$916,208
	2008	$380,000	$50,000[3]	$98,505	$19,819	–	$11,702	$560,026
	2007	$375,000	–	$44,763	–	$97,500	$8,097	$525,360
Shawn M. Donovan, Senior Vice President-Global Sales	2009	$305,128	$50,000[4]	$140,072	$70,858	$177,340	–	$743,398

________________________

[1]

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with FAS 123R. The fair value of stock options granted during fiscal 2008 was calculated using a lattice option pricing model with the following weighted-average assumptions:  dividend yield of 1.7%; risk-free interest rate of 4.3%; expected option life of 5.8 years; and expected volatility of 26%. The fair value of stock options granted during fiscal 2009 was calculated using a lattice option pricing model with the following weighted-average assumptions:  dividend yield of 1.6%; risk-free interest rate of 3.9%; expected option life of 5.6 years; and expected volatility of 37%. For RSUs and performance units, the fair value at the date of grant was determined by reference to quoted market prices for the shares, less a small calculated discount to reflect the fact that the RSUs and performance units do not pay dividends until they are vested. These values are then expensed over the vesting period. These amounts reflect how the Company accounts for these awards, and they do not reflect the actual value an individual may potentially realize from the awards.

[2]

Mr. Meyer received a cash signing bonus of $700,000 upon joining the Company as an inducement to enter into his employment agreement and to replace benefits lost by Mr. Meyer in connection with his job change.

[3]

These amounts represent one-time discretionary cash bonuses paid in fiscal 2008 to Messrs. Wolf and Jones. These bonuses were in recognition of their work on special projects which were considered above and beyond the normal scope of their duties.

[4]	Mr. Donovan received a cash signing bonus of $50,000 upon joining the Company as an inducement to enter into the employment relationship.

[5]	These amounts were paid pursuant to the Cash Incentive Plan. For more information regarding how these amounts were determined, see the subsection entitled “Cash Incentives” on page 16.

[6]	All other compensation for fiscal 2009 consists of the following:

	Mobile Phone Allowance	Temporary Living and Moving Expense	401(k) and SERP Matching Contributions	Total
John A. Meyer	_	$28,611	$20,900	$49,511
Christopher W. Wolf	$2,424	_	$12,000	$14,424
Jerry C. Jones	$2,496	–	$6,900	$9,396

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to the NEOs during fiscal 2009.

Name	Grant Date
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2] ($)
		Target ($)	Maximum[1] ($)	Target ($)	Maximum[1] ($)
John A. Meyer	04/01/08 05/22/08	$700,000	$1,400,000	$2,536,950	$5,073,900	_	_	_	$2,536,950
Christopher W. Wolf	04/01/08 05/22/08 05/27/08	$260,000	$520,000	$446,191	$892,382	16,636	100,000	$13.70	$1,112,276
John A. Adams	05/15/08 05/22/08	$375,000	$750,000	$689,530	$1,379,060	27,000	200,000	$13.70	$1,926,040
Jerry C. Jones	04/01/08 05/22/08	$247,000	$494,000	$253,227	$506,454	9,732	35,098	$13.70	$535,790
Shawn M. Donovan	05/19/08 05/22/08	$227,500	$455,000	$364,280	$728,560	14,000	75,000	$13.70	$878,850

_______________________

[1]	Maximum award is 200% of target award.

[2]

The fair value of stock options granted during fiscal 2009 was calculated using a lattice option pricing model with the following weighted-average assumptions:  dividend yield of 1.6%; risk-free interest rate of 3.9%; expected option life of 5.6 years; and expected volatility of 37%. For RSUs and performance units, the fair value at the date of grant was determined by reference to quoted market prices for the shares, less a small calculated discount to reflect the fact that the RSUs and performance units do not pay dividends until they are vested. These values are then expensed over the vesting period.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF

PLAN-BASED AWARDS TABLE

The Company has entered into employment agreements with Messrs. Meyer and Adams. The compensation earned by, and equity awards granted to, Messrs. Meyer and Adams in fiscal 2009 and reported in the Summary Compensation Table and Grants of Plan Based Awards Table are consistent with the terms of their respective employment agreements. For a description of the terms of these agreements, see “Employment Agreements” beginning on page 19.

During fiscal 2009, the Company neither repriced nor materially modified the terms of any outstanding equity awards.

Stock options and RSUs granted in fiscal 2009 vest over a four-year period in equal increments. The exercise price of all stock options granted in fiscal 2009 is the fair market value of our common stock on the grant date. Performance units are earned based upon attainment of the targets under the Cash Incentive Plan. Earned performance units vest on May 22, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Share or Unit Grant Date	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2] ($)	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)
		Number of Securities Underlying Unexercised Options (#)
		Exercisable	Unexercis-able[1]
John A. Meyer	02/07/2008	116,250	348,750	$11.19	02/07/2018	02/07/2008 05/22/2008	195,000	$1,443,000	86,250	$638,250
Christopher W. Wolf	05/24/2007 10/04/2007 05/22/2008	37,500 37,500	112,500 112,500 100,000	$27.71 $15.66 $13.70	05/24/2017 10/04/2017 05/22/2018	05/22/2008 05/24/2007 05/27/2008	33,273	$246,220	37,500 16,636	$400,606
John A. Adams	05/22/2008		200,000	$13.70	05/22/2018	05/22/2008	53,000	$392,200	27,000	$199,800
Jerry C. Jones	03/16/1999 03/16/1999 03/16/1999 05/26/1999 05/26/1999 05/26/1999 10/13/1999 08/09/2000 04/02/2001 04/11/2001 10/02/2001 08/07/2002 08/07/2002 08/07/2002 10/04/2007 05/22/2008	70,940 12,181 13,880 24,981 13,700 14,925 33,022 27,697 1,942 6,686 23,975 37,226 19,427 20,193 10,000	30,000 35,098	$25.98 $38.98 $51.97 $26.08 $32.60 $39.12 $17.93 $23.44 $11.50 $13.33 $11.14 $16.35 $20.44 $24.53 $15.66 $13.70	03/16/2014 03/16/2014 03/16/2014 05/26/2014 05/26/2014 05/26/2014 10/13/2014 08/09/2015 04/02/2016 04/11/2016 10/02/2016 08/07/2017 08/07/2017 08/07/2017 10/04/2017 05/22/2018	11/01/2006 05/22/2008	19,464	$144,034	7,500 9,732	$127,517
Shawn M. Donovan	05/22/2008		75,000	$13.70	05/22/2018	05/22/2008	28,000	$207,200	14,000	$103,600

________________________

[1]

The vesting schedule for the non-qualified stock options granted prior to fiscal 2008 is 20% beginning on the second anniversary of the date of grant and 20% annually thereafter through the sixth anniversary of the date of grant. The vesting schedule for non-qualified stock options granted during and after fiscal 2008 is 25% per year beginning on the first anniversary of the date of grant.

[2]	This value was determined by multiplying the number of unvested shares or units by the closing price of the Company’s common stock on March 31, 2009.

[3]	This column reflects unvested RSUs. They vest over a four-year period in equal increments.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
John A. Meyer	–	–	28,750	$283,188
Christopher W. Wolf	–	–	12,500	$176,250
John A. Adams	–	–	–	–
Jerry C. Jones	–	–	3,750	$54,263
Shawn M. Donovan	–	–	–	–

________________________

[1]	This value was determined by multiplying the number of shares acquired on vesting by the closing price of the Company’s common stock on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION

The Company maintains a nonqualified supplemental executive retirement plan (the “SERP”). The SERP is designed to mirror the Company’s 401(k) Plan. As permitted under Department of Labor and Internal Revenue Service regulations, the purpose of the SERP is to provide eligible employees with the ability to defer cash compensation in excess of some of the limits that apply to the 401(k) Plan and to receive a matching contribution with respect to compensation that exceeds the qualified plan limits. The following table contains information on the SERP.

Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions[4]	Aggregate Balance at Last FYE[5]
John A. Meyer	$36,750	$10,150	($6,510)	–	$40,390
Christopher W. Wolf	$36,000	$6,380	($13,605)	–	$49,959
John A. Adams	–	–	–	–	–
Jerry C. Jones	–	–	($11,805)	–	$23,837
Shawn M. Donovan	$4,375	$547	($42)	–	$4,880
______________________
[1]	The amounts reported in this column are included in the “Salary” column of the Summary Compensation Table.

[2]

Under both the SERP and the 401(k) Plan, the Company matches at a rate of $.50 on the dollar on the participant’s combined contributions up to the first 6% of the participant’s compensation. The matching contribution is comprised of shares of the Company’s stock. The matching contribution is vested at 20% after two years of a participant’s participation in the plan and 20% each year thereafter until fully vested. Vesting is accelerated in the event of death, disability or retirement. The amounts reported in this column are included in the “All Other Compensation” column of the Summary Compensation Table.

[3]

The investment choices under the SERP are similar to those provided under the 401(k) Plan. A participant’s deferrals are deemed to be invested in those funds in accordance with his or her election, and earnings are calculated based on the performance of the selected funds. The participant does not actually own any share of the investments. None of the earnings reported in this column are above-market earnings. None of the amounts in this column are reflected in the Summary Compensation Table.

[4]

Prior to deferring compensation, participants must elect the time and manner of their account payouts. For amounts earned and vested prior to January 1, 2005, participants may elect to have their accounts paid after termination because of financial hardship or pursuant to an in-service distribution. If a participant requests an in-service distribution, the participant must forfeit 10% of the distribution. For amounts earned and vested on and after January 1, 2005, participants may elect to have their accounts paid after termination because of financial hardship or at a time specified in advance by the participant. Benefits are paid as elected by the participant at the time of the deferral in the form of a single lump sum payment, equal annual installments over a period of years or an annuity. Under limited circumstances, participants may change the time and manner of their account payouts. A participant may elect to have matching contribution amounts that are credited to the participant’s account in the form of stock distributed in the form of stock.

[5]

The following amounts were reported in the prior year’s Nonqualified Deferred Compensation Table for fiscal 2008: Mr. Wolf - $21,184; Mr. Jones - $35,642. Mr. Meyer and Mr. Donovan began participation in fiscal 2009 and Mr. Adams does not participate in the SERP. The following amounts were reported in Nonqualified Deferred Compensation Table for fiscal 2007: Mr. Jones: $32,012. Mr. Wolf did not join the Company until fiscal 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables and narrative below reflect the amount of compensation payable to each of the NEOs in the event of termination of the executive’s employment under the various circumstances described below. The amounts shown assume that the termination was effective as of March 31, 2009 and includes amounts earned through that time. These are only estimates of the amounts which would be paid to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s actual separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. These amounts include:

•	base salary earned through the date of termination; and/or

•	amounts accrued and vested through the Company’s Retirement Savings Plan and Supplemental Executive Retirement Plan.

Payments under Mr. Meyer’s Employment Agreement. If Mr. Meyer’s employment is terminated by the Company without cause or if Mr. Meyer resigns for good reason, subject to the Company receiving a general release of claims from him, Mr. Meyer will be entitled to receive in a lump sum payment within 10 days of his termination date (i) all base salary and benefits payable to him through the date of termination, (ii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 200% of his then-current base salary, (iv) an amount equal to 200% of his then-current target cash bonus, prorated based on the portion of the applicable contract year that he worked for the Company before the date of termination, and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination.

Definitions of the terms “cause” and “good reason” as defined in Mr. Meyer’s employment agreement are set forth in the section entitled “Employment Agreements – John A. Meyer ” beginning on page 19.

Payments under Mr. Adams’ Employment Agreement. If Mr. Adams’ employment is terminated by the Company without cause or if Mr. Adams resigns for good reason, subject to the Company receiving a general release of claims from Mr. Adams, he will be entitled to receive in a lump sum payment within 10 days of his termination date (i) all base salary and benefits payable to him through the date of termination, (ii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 100% of his then-current base salary, (iv) an amount equal to 100% of his then-current target cash bonus, and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination.

Definitions of the terms “cause” and “good reason” as defined in Mr. Adams’ employment agreement are set forth in the section entitled “Employment Agreements – John A. Adams” beginning on page 19.

Payments under Mr. Wolf’s Offer Letter. In the event of an involuntary, no cause termination outside of a change of control, Mr. Wolf will be paid at the time of his termination twelve (12) months base pay, the equivalent of the cost of twenty-four (24) months of COBRA coverage and any earned bonus as defined in the applicable bonus plan terms and conditions for the year in which the termination occurs.

Payments under Mr. Donovan’s Offer Letter. In the event of an involuntary, without cause termination, Mr. Donovan is entitled to the payment of twelve (12) months of his base salary. Additionally, per the terms of a letter dated May 19, 2008 from Mr. Meyer to Mr. Donovan, in fiscal year 2009 only, Mr. Donovan is entitled upon termination to a guaranteed bonus payment of $113,750 which is 50% of his annualized cash incentive opportunity; provided that, the pay plan terms and conditions, including employment on the date of payment, are met.

Payments Made Upon Retirement

In the event of retirement, a NEO will receive earned but unpaid base compensation through the termination date and the amounts accrued and vested to which he or she is otherwise entitled under a plan, program or policy of the Company. Additionally, the Company may, in its discretion, pay the retiring NEO a prorated payout under the Cash Incentive Plan based on the actual employment period and attainment against targets during that period.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the NEO will receive benefits under the Company’s life insurance plan or disability plan, as applicable. Also, upon death, all unvested options and RSUs will immediately vest, and six months following commencement of long term disability payments, all unvested options and RSUs will vest.

In addition, with respect to Mr. Meyer and Mr. Adams, their respective employment agreements provide that in the event of termination as a result of death or disability, they or their respective estates will be entitled to receive (i) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, and (ii) the amount of any target cash bonus to which they would otherwise have been entitled to for the contract year in which the date of termination occurs, prorated based on the applicable contract year they worked for the Company before the date of termination. The prorated cash bonus will be paid at the same time bonuses are paid to other executives of the Company.

Payments Made Upon Termination Following a Change in Control

Payments under Mr. Meyer’s and Mr. Adams’ Employment Agreements. Under the terms of Mr. Meyer’s and Mr. Adams’ employment agreements, if they are terminated from employment by the Company without cause within 24 months following a change in control, or if they resign for good reason within 24 months following a change in control, subject to the Company receiving a general release of claims from them, they will be entitled to receive in a lump sum payment within 10 days of their termination dates (i) all base salary and benefits payable to them through the date of termination, (ii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 200% of their then-current base salaries, (iv) an amount equal to 200% of their then-current target cash bonuses, and (v) any other unpaid benefits to which they are entitled under any plan, policy or program of the Company applicable to them as of the date of termination. In addition, all equity incentive awards which are then outstanding, to the extent not then vested, will vest. Definitions of the terms “cause,” “good reason” and “change in control” as defined in Mr. Meyer’s and Mr. Adams’ employment agreements are set forth in the section entitled “Employment Agreements” beginning on page 19 and “Change in Control Agreements” beginning on page 21.

Accelerated Vesting of RSUs under Mr. Wolf’s Offer Letter. Mr. Wolf’s offer letter provides that vesting of the RSUs which were granted as part of his initial offer of employment will be accelerated in the event there is a change in control at the Company within 24 months of Mr. Wolf’s start date and Mr. Wolf is terminated, other than for cause, as a result of the change in control. Though relevant for a termination using the hypothetical termination date of March 31, 2009, this obligation expired on May 23, 2009.

Payments under Executive Security Agreements. The Company is a party to executive security agreements with Messrs. Wolf and Jones. Those agreements automatically terminate on March 31, 2010, provided that the Company has not commenced discussions with a third party prior to that date which ultimately result in a change of control, in which case the agreements would remain in effect. Under these agreements, payments will be triggered if the NEO is terminated by the Company or a successor (other than for cause, death or disability) or if he or she resigns for good reason, e.g., a demotion, reduction in salary, relocation, or significant change in responsibilities, within a two-year period following a change in control that occurs between March 31, 2009 and March 31, 2010 or if he or she resigns for good reason following commencement of discussions with a third party that ultimately results in a change of control if the reason for the resignation were as a result of the discussions with a third party. The amount payable is one times annualized includible compensation, as defined by Section 280G of the Internal Revenue Code, if termination of employment occurs in the first year after a change in control and .5 times annualized includible compensation if termination of employment occurs between one and two years after a change in control. Payments must be made in a lump sum within 10 days following termination of employment. Messrs. Wolf and Jones are also entitled to reimbursement of any excise taxes on the change in control payments that were triggered under Section 280G of the Internal Revenue Code, plus a tax “gross up” payment to offset any income or excise taxes on the reimbursement. A more detailed description of the executive security agreements can be found under “Change in Control Agreements” beginning on page 21.

Accelerated Vesting upon a Change in Control. Under the Company’s 2000 Associate Stock Option Plan, its 2005 Plan and its Inducement Plan, the board of directors has the authority to accelerate vesting of outstanding stock options and/or RSUs in the event of a change in control regardless of whether an employee’s employment is terminated in connection with that change in control. In addition, performance awards may be prorated and any deferral or other restriction may lapse, and the performance awards may be immediately settled or distributed.

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John A. Meyer

The following table shows the potential payments effective as of March 31, 2009 upon termination or a change in control of the Company for John A. Meyer, Acxiom’s Chief Executive Officer and President.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Termination without Cause or for Good Reason other than in connection with a Change in Control	Termination for Cause or without Good Reason	Change in Control with No Termination	Termination without Cause or for Good Reason within 24 months of a Change in Control	Death or Disability
Severance	–	–	$2,800,000	–	–	$2,800,000	–
Leadership Cash Incentive Plan	–	–[1]	–[1]	–	–	–	$676,900[2]
Supplemental Executive Retirement Plan	$32,473[3]	$32,473[3]	$32,473[3]	$32,473[3]	–[4]	$32,473[3]	$40,390[3]
Stock Options (unvested and accelerated)	–	–	–	–	–[5]	–[6]	–[7]
Restricted Stock Units	–	–	–	–	–[5]	$638,250[8]	$638,250[7]
Total:	$32,473	$32,473	$2,832,473	$32,473	–	$3,470,723	$1,355,540

________________________

[1]

The terms and conditions of the Cash Incentive Plan provide that in the event of retirement, layoff by the Company, death or disability, leaders or their beneficiaries may, at the Company’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period. If the decision were made to make payment to Mr. Meyer, he or his beneficiaries would receive $676,900.

[2]

The terms of Mr. Meyer’s employment agreement require payment of any target cash bonus that Mr. Meyer would have been entitled to but for the death or disability, prorated based on the portion of the applicable year that Mr. Meyer worked.

[3]

This amount consists of Mr. Meyer’s voluntary deferrals, earnings on investments and vested Company matching contributions as of March 31, 2009 under the SERP. As is the case with the 401(k) Plan, the Company matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) Plan and the SERP that do not exceed 6% of the participant’s compensation. Any unvested matching contributions would be forfeited except in the case of death or disability, at which time any unvested match will automatically vest.

[4]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

[5]	The terms and conditions of various Company equity plans permit the board of directors to automatically vest certain options and RSUs in the event of a change of control.

[6]

Pursuant to Mr. Meyer’s employment agreement, upon his termination without cause or resignation for good reason within 24 months of a change of control, any unvested stock options would vest. This value is determined using the closing stock price on March 31, 2009. The exercise price for Mr. Meyer’s unvested non-qualified stock options was higher than the closing price of Company common stock on March 31, 2009; therefore, there would be no value realized as of that date.

[7]

Six months after long-term disability payments commence, all unvested stock and RSUs vest. Upon death, any unvested stock options and RSUs would immediately vest. The exercise price for Mr. Meyer’s unvested non-qualified stock options was higher than the closing price of the Company’s common stock on March 31, 2009; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2009.

[8]

Pursuant to Mr. Meyer’s employment agreement, upon his termination without cause or his resignation for good reason within 24 months of a change of control, any unvested RSUs would vest. This value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2009.

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Christopher W. Wolf

The following table shows the potential payments effective as of March 31, 2009 upon termination or a change in control of the Company for Christopher W. Wolf, Chief Financial Officer and Executive Vice President.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination Without Cause or for Good Reason following a Change in Control	Death or Disability
Severance	–	–	$423,602[1]	–	–	$222,630[2]	–
Leadership Cash Incentive Plan	–	–[3]	–[3]	–	–	–	–[3]
Supplemental Executive Retirement Plan	$44,830[4]	$44,830[4]	$44,830[4]	$44,830[4]	–[5]	$44,830[4]	$49,959[4]
Stock Options (unvested and accelerated)	–	–	–	–	–[6]	–	–[7]
Restricted Stock Units	–	–	–	–	–[6]	$277,500[8]	$400,606[7]
Total	$44,830	$44,830	$468,432	$44,830	–	$544,960	$450,565

________________________

[1]

Pursuant to the terms of Mr. Wolf’s offer letter, if his employment with the Company is terminated outside a change of control due to no cause of his own, Mr. Wolf is entitled to 12 months base pay ($400,000 on March 31, 2009), the equivalent of 24 months of COBRA coverage ($23,602 on March 31, 2009) paid in a lump sum, and any earned but unpaid bonuses less applicable taxes and withholdings.

[2]

Mr. Wolf would have been entitled to this payment under his executive security agreement with the Company if his employment had been terminated other than for cause, death or disability on March 31, 2009 contemporaneously with a change in control. Per the terms of the executive security agreement, any severance, separation or similar type payments due to Mr. Wolf and made in connection with his termination of employment decrease the amount payable to him under the executive security agreement. Because a certain portion of his RSUs would vest in the event of a termination on March 31, 2009 following a change of control (see footnote 8), the change of control severance amount is calculated by subtracting the RSU acceleration value from Mr. Wolf’s annualized includable compensation.

[3]

The terms and conditions of the Cash Incentive Plan provide that in the event of retirement, layoff by the Company, death or disability, leaders or their beneficiaries may, at the Company’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period. If the decision were made to make payment to Mr. Wolf, he or his beneficiaries would receive $251,420.

[4]

This amount consists of Mr. Wolf’s voluntary deferrals, earnings on investments and vested Company matching contributions as of March 31, 2009 under the SERP. As is the case with the 401(k) Plan, the Company matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) Plan and the SERP that do not exceed 6% of the participant’s compensation. Any unvested matching contributions would be forfeited except in the case of death or disability, at which time any unvested match will automatically vest.

[5]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

[6]	The terms and conditions of various Company equity plans permit the board of directors to automatically vest certain options and RSUs in the event of a change of control.

[7]

Six months after long-term disability payments commence, all unvested stock and RSUs vest. Upon death, any unvested stock options and RSUs would immediately vest. The exercise price for Mr. Wolf’s unvested non-qualified stock options was higher than the closing price of the Company’s common stock on March 31, 2009; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2009.

[8]

Per the terms of Mr. Wolf’s offer letter, in the event of a change of control within 24 months of his start date and his employment is terminated, except for cause, as a result of such change in control, any unvested RSUs granted under the terms of his offer of employment with the Company would be accelerated. Though relevant for a termination using the hypothetical termination date of March 31, 2009, this obligation expired on May 23, 2009.

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John A. Adams

The following table shows the potential payments effective as of March 31, 2009 upon termination or a change in control of the Company for John A. Adams, Acxiom’s Chief Operating Officer and Executive Vice President.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Termination without Cause or for Good Reason other than in connection with a Change in Control	Termination for Cause or without Good Reason	Change in Control with No Termination	Termination without Cause or for Good Reason within 24 months of a Change in Control	Death or Disability
Severance	–	–	$875,000	–	–	$1,750,000	–
Leadership Cash Incentive Plan	–	–[1]	–[1]	–	–	–	$362,625[2]
Supplemental Executive Retirement Plan	–	–	–	–	–	–	–
Stock Options (unvested and accelerated)	–	–	–	–	–[3]	–[4]	–[5]
Restricted Stock Units	–	–	–	–	–[3]	$199,800[6]	$199,800[5]
Section 280G Excise Tax “Gross Up”	–	–	–	–	–	$707,282	–
Total:	–	–	$875,000	–	–	$2,657,082	$562,425

________________________

[1]

The terms and conditions of the Cash Incentive Plan provide that in the event of retirement, layoff by the Company, death or disability, leaders or their beneficiaries may, at the Company’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period. If the decision were made to make payment to Mr. Adams, he or his beneficiaries would receive $362,625.

[2]

The terms of Mr. Adams’ employment agreement require payment of any target cash bonus that Mr. Adams would have been entitled to but for the death or disability, prorated based on the portion of the applicable year that Mr. Adams worked.

[3]	The terms and conditions of various Company equity plans permit the board of directors to automatically vest certain options and RSUs in the event of a change of control.

[4]

Pursuant to Mr. Adams’ employment agreement, upon his termination without cause or resignation for good reason within 24 months of a change of control, any unvested stock options would vest. This value is determined using the closing stock price on March 31, 2009. The exercise price for Mr. Adams’ unvested non-qualified stock options was higher than the closing price of Company common stock on March 31, 2009; therefore, there would be no value realized as of that date.

[5]

Six months after long-term disability payments commence, all unvested stock and RSUs vest. Upon death, any unvested stock options and RSUs would immediately vest. The exercise price for Mr. Adams’ unvested non-qualified stock options was higher than the closing price of the Company’s common stock on March 31, 2009; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2009.

[6]

Pursuant to Mr. Adams’ employment agreement, upon his termination without cause or resignation for good reason within 24 months of a change of control, any unvested RSUs would vest. This value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2009.

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Jerry C. Jones

The following table shows the potential payments effective as of March 31, 2009 upon termination or a change in control of the Company for Jerry C. Jones, Chief Legal Officer and Senior Vice President.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination without Cause or for Good Reason following a Change in Control	Death or Disability
Severance	–	–	–	–	–	$464,398[1]	–
Leadership Cash Incentive Plan	–	–[2]	–[2]	–	–	–	–[2]
Supplemental Executive Retirement Plan	$23,837[3]	$23,837[3]	$23,837[3]	$23,837[3]	–[4]	$23,837[3]	$23,837[3]
Stock Options (unvested and accelerated)	–	–	–	–	–[5]	–	–[6]
Restricted Stock Units	–	–	–	–	–[5]	–	$127,517[6]
Total	$23,837	$23,837	$23,837	$23,837	–	$488,235	$151,354

________________________

[1]

Mr. Jones would have been entitled to this payment under his Executive Security Agreement with the Company if his employment had been terminated other than for cause, death or disability on March 31, 2009 contemporaneously with a change in control.

[2]

The terms and conditions of the Cash Incentive Plan provide that in the event of retirement, layoff by the Company, death or disability, leaders or their beneficiaries may, at the Company’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period. If the decision were made to make payment to Mr. Jones, he or his beneficiaries would receive $238,849.

[3]

This amount consists of Mr. Jones’ voluntary deferrals, earnings on investments and vested Company matching contributions as of March 31, 2009 under the SERP. As is the case with the 401(k) Plan, the Company matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) Plan and the SERP that do not exceed 6% of the participant’s compensation except in the case of death or disability, at which time any unvested match will automatically vest.

[4]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

[5]	The terms and conditions of various Company equity plans permit the board of directors to automatically vest certain options and RSUs in the event of a change of control.

[6]

Six months after long-term disability payments commence, all unvested stock and RSUs vest. Upon death, any unvested stock options and RSUs would immediately vest. The exercise price for Mr. Jones’ unvested non-qualified stock options was higher than the closing price of the Company’s common stock on March 31, 2009; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2009.

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Shawn M. Donovan

The following table shows the potential payments effective as of March 31, 2009 upon termination or a change in control of the Company for Shawn M. Donovan, Senior Vice President - Global Sales.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination without Cause following a Change in Control	Death or Disability
Severance	-	–	$350,000[1]	–	–	–	–
Leadership Cash Incentive Plan	–	–[2]	–[2]	–	–	–	–[2]
Supplemental Executive Retirement Plan	$4,399[3]	$4,399[3]	$4,399[3]	$4,399[3]	–[4]	$4,399[3]	$4,880[3]
Stock Options (unvested and accelerated)	–	–	–	–	–[5]	–	–[6]
Restricted Stock Units[3]	–	–	–	–	–[5]	–	$103,600[6]
Total	$4,399	$4,399	$354,399	$4,399	–	$4,399	$108,480

________________________
[1]

The terms and conditions of Mr. Donovan’s offer letter provide that if his employment is terminated without cause, he will be entitled to receive a lump sum payment of twelve (12) months of base salary.

[2]

The terms and conditions of the Cash Incentive Plan provide that in the event of retirement, layoff by the Company, death or disability, leaders or their beneficiaries may, at the Company’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period. If the decision were made to make payment to Mr. Donovan, he or his beneficiaries would receive $177,340.

[3]

This amount consists of Mr. Donovan’s voluntary deferrals, earnings on vested investments and Company matching contributions as of March 31, 2009 under the SERP. As is the case with the 401(k) Plan, the Company matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) Plan and the SERP that do not exceed 6% of the participant’s compensation except in the case of death or disability, at which time any unvested match will automatically vest.

[4]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

[5]	The terms and conditions of various Company equity plans permit the board of directors to automatically vest certain options and RSUs in the event of a change of control.

[6]

Six months after long-term disability payments commence, all unvested stock and RSUs vest. Upon death, any unvested stock options and RSUs would immediately vest. The exercise price for Mr. Donovan’s unvested non-qualified stock options was higher than the closing price of the Company’s common stock on March 31, 2009; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2009.

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NON-EMPLOYEE DIRECTOR COMPENSATION

The governance/nominating committee of the board of directors reviews and makes a recommendation to the full board regarding the compensation to be paid to the non-employee directors each year. The base annual fee for non-employee directors is currently $80,000 with an additional $10,000 payable for each committee on which a director serves. The audit committee chairman is paid an additional $25,000 per year. The non-executive chairman of the board is currently paid a base annual fee of $120,000 plus $10,000 per committee. Fees are payable in shares of Acxiom stock, cash or a combination of stock and cash, at each director’s election. In fiscal 2009 directors who took 100% of their fees in stock received a 15% premium, also payable in stock. In August 2008 the board adopted the Acxiom Corporation Directors’ Deferred Compensation Plan under which stock (but not cash) fees may be deferred.

The following table shows the compensation paid in fiscal 2009 to the non-employee directors who were serving as directors at any time during the fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
William T. Dillard II	-	$126,500	$126,500
Michael J. Durham		$98,670	$98,670[1]
Dr. Mary L. Good	$50,000	$50,000	$100,000
Ann Die Hasselmo	-	$115,000	$115,000
William J. Henderson	$100,000	-	$100,000
Thomas F. McLarty, III	$45,000	$45,000	$90,000
Stephen M. Patterson	$112,500	-	$112,500
Kevin M. Twomey	-	$129,375	$129,375
Jeffrey W. Ubben	-	$115,000	$115,000
R. Halsey Wise	-	$115,000	$115,000[2]
______________________

1These fees represent Mr. Durham’s compensation as non-executive chairman of the board for the eight-month period beginning in December 2008 and ending in August 2009, at which time Mr. Durham will be paid on the same 12-month pay cycle that the other directors are currently being paid on.

2 Receipt of these fees was deferred by Mr. Wise pursuant to the Acxiom Corporation Directors’ Deferred Compensation Plan.

Board of Directors’ Stock Ownership Guidelines

The following guidelines have been adopted by the Board of Directors with respect to stock ownership:

“To further align the interests of non-employee directors with the interests of the Company’s shareholders, each non-employee director is expected to acquire and retain shares of the Company's common stock having a value equal to at least three times the non-employee director's base annual retainer. Non-employee directors shall have five years from the date of election or appointment (or five years from April 10, 2007 for those directors who were in office at that time) to attain such ownership levels. The Governance / Nominating Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of these guidelines, a non-employee director's stock ownership shall include all shares of the Company's common stock owned outright by the director and by his or her immediate family members (spouse and dependent children) and any shares held in trust for the benefit of the director and/or his or her immediate family members, plus any stock held for the benefit of the director in a deferred compensation plan.

The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company's common stock on the director’s acquisition date.

In the event a non-employee director’s base annual retainer increases, he or she will have one year from the date of the increase to acquire any additional shares needed to meet these guidelines.”

AUDIT COMMITTEE REPORT

This report provides information concerning the audit committee of the board of directors. The audit committee’s charter is available on the Company’s website at www.acxiom.com. The audit committee is comprised entirely of independent directors, as defined and required by applicable NASDAQ rules. The current members are Kevin M. Twomey - Chairman, Ann Die Hasselmo, William J. Henderson and Stephen M. Patterson.

In connection with its function to oversee and monitor Acxiom’s financial reporting process, the audit committee has (1) reviewed and discussed with management and the independent auditors the audited financial statements for the year ended March 31, 2009, as well as any material financial or non-financial arrangements of Acxiom which do not appear in the financial statements; (2) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; (3) received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and (4) discussed with the auditors their independence, and considered whether the provision of non-audit services to Acxiom was compatible with such independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements for the year ended March 31, 2009, be included in Acxiom’s 2009 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Kevin M. Twomey, Chairman
Ann Die Hasselmo
William J. Henderson
Stephen M. Patterson

RELATED-PARTY TRANSACTIONS

The governance/nominating committee of the board of directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving or disapproving any transaction required to be disclosed as a “related-party” transaction under applicable law, rules, or regulations, including the rules and regulations of the Securities and Exchange Commission. As provided in the charter, no related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company.

In the past fiscal year, Acxiom received approximately $220,000 in fees from Dillard’s Inc. for background screening services. One of the Company’s directors, William T. Dillard II, is the Chairman of the Board and CEO of Dillard’s, Inc. The charges for the services were at Acxiom’s standard rates. The governance / nominating committee determined that the amount of the contract was immaterial to both parties and approved the relationship so long as the prices charged to Dillard’s are not below the Company’s standard rates, and so long as the total amount of revenue to be received from Dillard’s in any fiscal year does not exceed the threshold for an automatic determination of director non-independence pursuant to NASDAQ rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Acxiom’s executive officers, directors, and the owners of more than 10 percent of our stock to file reports of ownership and changes in ownership with the SEC. These reports are also filed with the National Association of Securities Dealers, Inc. A copy of each report is furnished to Acxiom. SEC regulations require us to identify anyone who has failed to timely file his or her Section 16(a) reports. Based solely on our review of reports furnished to us and the written representations that no other reports were required during the fiscal year ended March 31, 2009, we believe that all Section 16(a) filing requirements were met during the last fiscal year.

STOCKHOLDER PROPOSALS

It is currently anticipated that the 2010 Annual Meeting of Acxiom stockholders will be held on August 20, 2010. Stockholders who intend to present proposals at the 2010 Annual Meeting, and who wish to have those proposals included in Acxiom’s Proxy Statement for the 2010 Annual Meeting, must ensure that those proposals are received by the Corporate Secretary at 601 E. Third Street, Little Rock, Arkansas 72201 on or before March 8, 2010. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for Acxiom’s 2010 Annual Meeting.

In addition, under Acxiom’s bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the 2010 Annual Meeting, and who do not intend to have such proposal included in the Company’s proxy statement and form of proxy relating to the 2010 meeting pursuant to SEC regulations, must ensure that notice of any such proposal (including certain additional information specified in Acxiom’s bylaws) is received by the Corporate Secretary at the address specified above not earlier than May 22, 2010, or later than June 21, 2010 to be considered timely. Such proposals, and the additional information specified by the bylaws, must be submitted within this time period in order to be considered at the 2010 Annual Meeting.

EXPENSES OF SOLICITATION

Acxiom will bear the expense of preparing and mailing the proxy statement and related materials. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation materials to our stockholders, and we will provide reimbursement for reasonable out-of-pocket expenses incurred by these third parties. We have retained The Proxy Advisory Group, 18 East 41st Street, Suite 2000, New York, New York 10017 to assist in the mailing and solicitation of proxies for fees which are expected not to exceed $15,000.

HOUSEHOLDING OF PROXY MATERIALS

If you and others who share your mailing address own any stock held in street name (i.e., stock held in a brokerage account), you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in these accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of Acxiom's Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and the Annual Report will be sent to your address. Each stockholder will continue to receive a separate voting instruction form.

If you would like to receive an extra copy of the 2009 Annual Report or this Proxy Statement, we will send a copy to you by mail upon request to the corporate secretary, 601 E. Third Street, Little Rock, Arkansas 72201, or by calling 1-501-342-1336. Each document is also available in digital form for download or review in the “Investor Relations” section of our website at www.acxiom.com.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may be able to do so by contacting the Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and provide your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker.

OTHER MATTERS

The board does not intend to present any items of business other than those listed in the Notice of Annual Meeting of Stockholders above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy. The materials referred to in this proxy statement under the captions “Report of the Compensation Committee” and “Report of Audit Committee” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ Catherine L. Hughes

Catherine L. Hughes
Corporate Governance Officer & Secretary

Little Rock, Arkansas

July 2, 2009

(Side 1)
PROXY	PROXY

ACXIOM CORPORATION This Proxy Is Solicited on Behalf of The Board of Directors for the Annual Meeting of Stockholders to be Held on August 19, 2009

The undersigned hereby appoints Catherine L. Hughes and Christopher W. Wolf as proxies, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated below, all of the shares of common stock of Acxiom Corporation held of record by the undersigned on June 22, 2009, at the Annual Meeting of Stockholders to be held at the Acxiom River Market Building, 601 E. Third Street, Little Rock, Arkansas at 10:00 a.m. CDT on August 19, 2009, or any postponement or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

SEE REVERSE SIDE

(Side 2)

☒	Please mark your votes as in this example.

1.	Election of directors

	Nominees:	FOR	AGAINST	ABSTAIN

	Michael J. Durham	☐	☐	☐

	Ann Die Hasselmo, Ph.D.	☐	☐	☐

	William J. Henderson	☐	☐	☐

	John A. Meyer	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of KPMG LLP as independent registered public accountant.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 1 and 2

3.	In their discretion, the proxies are authorized to consider and vote upon such other business that may come before the meeting or any postponement or adjournment thereof.

SIGNATURE	DATED:	, 2009

SIGNATURE	DATED:	, 2009

NOTE:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.